SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

XO GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2017

To the Stockholders of XO Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of XO Group Inc., to be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 25, 2017 at 9:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet; if you receive your proxy materials by U.S. mail, by mailing a proxy card; by telephone; or in person at the Annual Meeting. Please review the instructions on the Notice Regarding the Availability of Proxy Materials or on the proxy card regarding your voting options.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Liu	Michael Zeisser	Michael Steib
Chairman of the Board	Lead Independent Director	Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet at www.proxyvote.com by following the instructions on your Notice Regarding the Availability of Proxy Materials or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save XO Group Inc. the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the Annual Meeting, revoking your proxy, and voting your stock in person.

XO GROUP INC.

195 Broadway, 25th Floor

New York, New York 10007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2017

TO THE STOCKHOLDERS OF XO GROUP INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XO Group Inc. (“XO Group” or the “Company”) will be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 25, 2017 at 9:00 a.m. (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

(1)	Election as directors of the two nominees named in the attached Proxy Statement to the class of directors whose terms expire in 2020.

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

(3)	Approval of an amendment and restatement of the Company’s 2009 Stock Incentive Plan, as amended (renamed the 2017 Stock Incentive Plan), among other things, to increase the number of authorized shares.

(4)	Advisory vote to approve named executive officer compensation.

(5)	Advisory vote on frequency of future advisory votes on executive compensation.

(6)	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 3, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. The stock ledger of XO Group will remain open between May10, 2017 and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock ledger remains open prior thereto, at our offices during regular business hours.

By Order of the Board of Directors

Gillian Munson
Chief Financial Officer, Treasurer and Secretary
April 10, 2017

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 14, 2017, we intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record on the Record Date. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2016 Annual Report on Form 10-K (which we will post online on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice.

XO GROUP INC.

195 Broadway, 25th Floor

New York, New York 10007

PROXY STATEMENT

General

This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of XO Group Inc., a Delaware corporation (“XO Group” or the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of XO Group for use at the annual meeting of stockholders and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Proskauer Rose LLP, located at Eleven Times Square, New York, New York 10036, on Thursday, May 25, 2017 at 9:00 a.m. All stockholders of record on April 3, 2017 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy (the “Proxy”) to our stockholders on or about April 14, 2017.

The mailing address of our principal executive office is 195 Broadway, 25th Floor, New York, New York 10007.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of Annual Meeting of Stockholders. Each of these proposals is described in more detail in this Proxy Statement. The table below summarizes each proposal specified in the Notice of Annual Meeting of Stockholders, and the required vote and recommendation of the Board as to each such proposal. The required vote and the circumstances under which a Proxy will be voted according to the recommendation of the Board are described in more detail following the table.

Proposal	Description	Required Vote	Board Recommendation

Proposal 1	Election as director of the two nominees named in this Proxy Statement.	Plurality of shares voted	FOR

Proposal 2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	Affirmative vote of majority of shares present and entitled to vote	FOR

Proposal 3	Approval of an amendment and restatement of the Company’s 2009 Stock Incentive Plan, as amended (renamed the 2017 Stock Incentive Plan), among other things, to increase the number of authorized shares.	Affirmative vote of majority of shares present and entitled to vote	FOR

Proposal 4	Advisory approval of the Company’s named executive officer compensation.	Affirmative vote of majority of shares present and entitled to vote	FOR

Proposal 5	Advisory vote on the frequency of future advisory votes on executive compensation	Affirmative vote of majority of shares present and entitled to vote	EVERY ONE YEAR

1

Significant 2016 Business Highlights

XO Group delivered healthy financial and operational performance in 2016, with highlights that included the following:

(1)	Adjusted net income represents GAAP net income (loss), adjusted for items that impact comparability for incremental or unusual costs incurred in the current period, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) non-recurring foreign taxes, interest and penalties, (4) costs related to exit activities and (5) discrete tax items. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures.
(2)	Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense (benefit), (2) depreciation and amortization, (3) stock-based compensation expense, (4) asset impairment charges, (5) loss in equity interests, (6) interest and other income (expense), net, and (7) other items affecting comparability during the period. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures.
(3)	Free cash flow represents GAAP net cash provided by operations, less capital expenditures. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures.
(4)	TSR concepts are annualized rates of return reflecting price appreciation plus reinvestment of dividends (calculated monthly) and the compounding effect of dividends paid on reinvested dividends. One Year Company TSR is the annualized rate of return over one year (for the highest-trading-volume Common or Ordinary security) (reflecting price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends); Calculation time period: End Point: Last Trading day of most recent Fiscal-Year-End month; Starting point: Last Trading day of 12th month prior to most recent Fiscal-Year-End month. Three Year Company TSR is the annualized rate of return over three years (for the highest-trading-volume Common or Ordinary security) (reflecting price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends); Calculation time period: End Point: Last Trading day of most recent Fiscal-Year-End month; Starting Point: Last Trading day of 36th month prior to most recent Fiscal-Year-End month. Please refer to Appendix A to this Proxy Statement for TSR calculations.

2

Corporate Governance Highlights

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. We believe that the following corporate governance policies, guidelines and practices adopted by our Board reflect many current ”best practices,” including:

●	Seven out of eight directors are non-employee directors, and six out of eight directors are independent

●	A lead independent director presides over executive sessions of the Board and helps set Board meeting agendas

●	Three standing Board committees comprised solely of independent directors

●	Directors have full and free access to management and, as necessary and appropriate, independent advisors
●	We have separated the roles of Chairman and Chief Executive Officer

●	An insider trading policy that prohibits executives and directors from hedging, and effective for periods beginning February 21, 2107, pledging XO Group stock

●	Directors and officers are subject to stock ownership guidelines

Please see the section entitled ”Our Commitment to Corporate Governance,” beginning on page 10 of this Proxy Statement for additional information about our Corporate Governance practices.

Results of Last Year’s “Say-on-Pay” Vote

At our 2016 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a ”say-on-pay” vote. Approximately 99% of the votes cast by stockholders on this proposal were cast in support of the 2015 compensation of our named executive officers. Although this vote is non-binding, the compensation committee of the Board (“Compensation Committee”) and Board carefully consider the results. Given the strong level of support evidenced by last year’s say-on-pay vote, the Compensation Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes to our executive compensation program were necessary at this time. Nevertheless, the Compensation Committee and Board will continue to monitor the executive compensation program to ensure they continue to align the interests of our executive officers with the interests of our stockholders and adequately address any stockholder concerns that may be expressed in future votes.

Please see the section entitled “Compensation Discussion & Analysis” on page 37 of this Proxy Statement for additional information about our executive compensation program and policies.

Voting

On April 3, 2017, the Record Date, there were 26,153,130 shares of Common Stock outstanding held by stockholders of record (excluding shares held in treasury, which are disregarded for purposes of voting). A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock transfer books remain open between May 10, 2017 and the date of the Annual Meeting, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you held on April 3, 2017, which is the Record Date.

There are four ways a stockholder of record can vote:

●	By Internet: You may vote over the Internet at www.proxyvote.com by following the instructions provided in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

●	By Telephone: You may vote by telephone by following the instructions on your proxy card.

●	By Mail: If you receive your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

●	In Person: If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

Quorum

The holders of a majority of the shares of the Common Stock issued and outstanding on the Record Date and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

Required Vote

If a quorum is present, the required vote for each item of business at the Annual Meeting is as follows:

●	Under Proposal 1, the two nominees who receive a plurality of votes cast (in person or by proxy) will be elected as directors. Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

●	Proposals 2, 3 and 4 shall be approved by the affirmative vote of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Broker non-votes will have no effect on the outcome of these proposals, and abstentions will have the effect of a “no” vote for purpose of the proposals requiring majority approval.

●	Under Proposal 5, the frequency of future advisory votes on executive compensation – every year, every two years or every three years – shall be approved by a majority of the votes cast unless none of the three frequency choices receives a majority, in which case the choice that receives a plurality of votes cast will be considered approved. Abstentions and broker non-votes will not have any effect on the outcome of voting with respect to Proposal 5.

In no case may stockholders cumulate votes for the election of directors. In addition, under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

Proposals 1, 3, 4, and 5 are considered non-routine matters and if your shares are held through a broker, bank or other financial institution, we will receive “broker non-votes” on those matters if you do not give the broker or other nominee instructions to vote your shares. Your broker is not permitted to vote on your behalf on these matters unless you provide specific instructions by communicating your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted by the Proxy holders in accordance with the recommendation of the Board as to each matter specified in the accompanying Notice of Annual Meeting of Stockholders, and at the discretion of the Proxy holders as to such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocation of Proxies

Any person giving a Proxy has the power to revoke it at any time before it is exercised at the Annual Meeting. It may be revoked by:

●	notifying the Secretary of XO Group in writing before the Annual Meeting of the intention to revoke the Proxy;

●	delivering to the Secretary of XO Group before the Annual Meeting a signed Proxy with a later date but prior to the date of the Annual Meeting;

●	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy); or

●	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on the day before the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the Notice or the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.

More Information Is Available

If you have any questions about broker non-votes or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department by sending an e-mail message to IR@xogrp.com or visiting our corporate website at www.xogroupinc.com.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

XO Group’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a classified Board consisting of three classes of directors serving staggered three-year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Two directors are to be elected at the Annual Meeting for a term expiring at the 2020 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

The Board consists of eight persons, as follows:

Class III (current term ends upon this Annual Meeting)	Class I (current term ends upon 2018 Annual Meeting)	Class II (current term ends upon 2019 Annual Meeting)

David Liu Elizabeth Schimel	Diane Irvine Barbara Messing Michael Steib	Charles Baker Peter Sachse Michael Zeisser

The term of office for each of the two Class III directors listed above expires at the Annual Meeting. The Board has nominated David Liu and Elizabeth Schimel, the current Class III directors, to stand for re-election to the class of directors whose terms expire at the 2020 Annual Meeting of Stockholders or, in each case, until a successor is elected and has qualified. Mr. Liu and Ms. Schimel have each agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them “FOR” the nominees named below.

Board Composition

Our Board plays a critical role in providing objective oversight, guidance and insight to our strategy, business positioning and execution, and we review our Board composition regularly to ensure that the composition of our Board continues to be a key strategic asset for the Company and its stockholders. We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. We also endeavor to have a Board that possesses, as a whole, the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business.

The following are the key experiences, qualifications and skills that our directors bring to the Board that are important in light of our business: leadership at the chief executive officer level or other C-level background; experience in the advertising, media and technology industries; finance experience; and sales and marketing experience. Biographical information for our directors is set forth below, including the specific experiences, qualifications and skills considered by the Board in recommending the re-nomination of the directors whose current terms end upon this Annual Meeting, and the continued service of those directors whose current terms end upon the 2018 and 2019 Annual Meetings of Stockholders.

Nominees for Term Ending upon the 2020 Annual Meeting of Stockholders (Class III)

David Liu (51) cofounded XO Group and has served as Chairman of the Board since our inception in May 1996. Mr. Liu served as our Chief Executive Officer from May 1996 until March 2014, and as President from May 1996 to October 2007 and October 2008 to June 2013. From March 2014 to December 2014, Mr. Liu continued to serve the Company as an executive officer under the title of Co-founder. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he also cofounded with his wife, Carley Roney, our former Chief Content Officer and cofounder. Before January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader’s Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. In considering Mr. Liu as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account his extensive knowledge of our operations, as well as his deep understanding of the strategies necessary to run and grow our business.

Elizabeth Schimel (57) has served as one of our directors since August 2012. Since September 2015, Ms. Schimel has been Vice President, Condé Nast International, and prior to that, Ms. Schimel served as President, Condé Nast China since October 2013. From June 2011 to October 2013, Ms. Schimel was Executive Vice President and Chief Digital Officer at Meredith National Media Group. From January 2008 to October 2010, Ms. Schimel served as Global Head of Music and Connected Entertainment at Nokia. Ms. Schimel was Senior Vice President, Entertainment, at Comcast Interactive Media from January 2005 to January 2008. Ms. Schimel received a B.A. from the University of Pennsylvania, and an M.B.A. and M.A. in Finance from Wharton Business School. In considering Ms. Schimel as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations in the online industry, her financial expertise and her rare skill and significant experience in the female-centric media and technology industry.

Continuing Directors for Term Ending upon the 2018 Annual Meeting of Stockholders (Class I)

Diane Irvine (58) has served as one of our directors since November 2014. From 2008 to 2011, Ms. Irvine served as Chief Executive Officer and President of Blue Nile, Inc., the leading online retailer of diamonds and fine jewelry. Ms. Irvine joined Blue Nile as Chief Financial Officer in 1999 and also served on Blue Nile’s board of directors from 2001 to 2011. Prior to Blue Nile, Ms. Irvine was Vice President and Chief Financial Officer of Plum Creek Timber Company, a timberland management and wood products company from 1994 to 1999. From 1981 to 1994, Ms. Irvine served in various capacities, including as a tax partner, at Coopers & Lybrand LLP, an international accounting firm, in Chicago and Seattle. Ms. Irvine currently serves as the Chairperson of the board of directors of Yelp Inc. and serves on the board of Rightside Group, Ltd. Ms. Irvine holds a B.S. in Accounting from Illinois State University; she also holds a M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University. In considering Ms. Irvine for continued service on the Board, the Nominating and Corporate Governance Committee took into account her experience as a chief executive officer and director of a leading online retailer and public company, and extensive experience as an executive of various companies.

Barbara Messing (45) has served as one of our directors since August 2014. Ms. Messing is the Chief Marketing Officer for TripAdvisor, the world’s largest travel site. Ms. Messing leads all global marketing activities at TripAdvisor, including brand development and experience, customer acquisition and retention, communications, partnerships, search engine marketing and traffic acquisition. Prior to joining TripAdvisor, Ms. Messing spent nine years at Hotwire, where she served in a number of senior leadership roles. Before joining Hotwire, Ms. Messing was at Keen.com and The Travel Channel. In 2014, Ms. Messing was honored in the AWNY Changing the Game awards, and in 2011, she was named a “Brand Genius” by Adweek. Ms. Messing also serves on the board of Mashable, LLC. Ms. Messing holds a B.A. from Northwestern University and a J.D. from Stanford University. In considering Ms. Messing for continued service on the Board, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations and marketing success in the online industry, and deep experience and background in the media industry.

Michael Steib (40) has been our Chief Executive Officer and has served as one of our directors since March 2014. Mr. Steib joined XO Group in July 2013 as President. Prior to joining XO Group, Mr. Steib served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, Mr. Steib served at Google, Inc. as Director, Google TV Ads from January 2007 to September 2009, and Managing Director, Emerging Platforms, from September 2009 to July 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC, and as a management consultant with McKinsey & Company. Mr. Steib currently serves on the board of Ally Financial Inc. Mr. Steib received a B.A. in Economics from the University of Pennsylvania. In considering Mr. Steib for continued service on the Board, the Nominating and Corporate Governance Committee took into account his provision of a Company perspective in Board discussions about our operations, as well as a deep understanding of the strategies necessary to grow and run our business.

Continuing Directors for Term Ending upon the 2019 Annual Meeting of Stockholders (Class II)

Charles Baker (50) has served as one of our directors since November 2005. Since May 2016, Mr. Baker has served as the Chief Financial Officer of Yelp Inc. From September 2010 through March 2016, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., which was acquired by Realogy Holdings, Inc. in August 2014, and from March 2016 to May 2016, Mr. Baker was a private investor and an advisor to the Chairman and Chief Executive Officer of Realogy Holdings, Inc.. Mr. Baker had previously served as Executive Vice President and Chief Financial Officer of ZipRealty between December 2008 and September 2010. From 2011 until December 2015, Mr. Baker served as a director of HomeAway, Inc., an online vacation rental company, which was acquired by Expedia, Inc. Between June 2007 and December 2008, Mr. Baker was an independent investor. Mr. Baker was the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. from March 2005 through June 2007. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, and later Citi Investment Research) and was a Managing Director in the Equity Research Department just before joining Monster Worldwide, Inc. Mr. Baker holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society. Mr. Baker received a B.A. from Yale College. In considering Mr. Baker for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, as well as his deep financial expertise gained from his prior experience as a chief financial officer and his significant background in the financial industry.

Peter Sachse (59) has served as one of our directors since February 2010. Mr. Sachse also previously served as one of our directors from October 2006 through April 2007, and as an observer to our Board from April 2007 to February 2010. Mr. Sachse served as the Chief Growth Officer of Macy’s, Inc. from February 2016 until January 30, 2017, Chief of Innovation and Business Development of Macy’s, Inc. from February 2015 to February 2016, Chief Stores Officer of Macy’s, Inc. from February 2012 to February 2015, Chief Marketing Officer of Macy’s, Inc. from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007), and President of Macy’s Corporate Marketing from May 2007 to February 2009. Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse has also served as a director of Charitybuzz Inc. since May 2012. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche in Seattle. He began his retail career with Macy’s, Inc. in Kansas City. He also served as Executive Vice President/General Merchandise Manager at Macy’s East and later as Vice Chair/Director of Stores of Macy’s East. Mr. Sachse received a B.B.A. in Finance from the University of Wisconsin. In considering Mr. Sachse for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry.

Michael Zeisser (52) has served as one of our directors since July 2013, and as the Lead Independent Director since May 2014. Mr. Zeisser has been Chairman, U.S. Investments, for Alibaba Group since October 2013. From 2003 to 2013, Mr. Zeisser was Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation). Prior to joining Liberty Media in 2003, Mr. Zeisser was a partner at McKinsey & Company in New York, where he co-founded and led McKinsey’s Internet Practice. Mr. Zeisser also serves as a director of Shutterfly, Inc. and Time, Inc., and is currently a member of the Media Advisory Group of the American Association for the Advancement of Science. Mr. Zeisser is a graduate of the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. In considering Mr. Zeisser for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of a company with significant operations in the digital media industry and extensive experience in the internet industry.

Our Commitment to Corporate Governance

Overview. The Board has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board’s capacity to oversee XO Group and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as charters for the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, codes of conduct and other documents setting forth XO Group’s corporate governance practices, can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

Director Independence. In February 2017, the Board undertook its annual review of director independence. As a result of this review, the Board affirmatively determined that a majority of its directors (Mr. Baker, Ms. Irvine, Ms. Messing, Mr. Sachse, Ms. Schimel and Mr. Zeisser) are independent as defined by Rule 303A.02 of the New York Stock Exchange (“NYSE”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”).

Codes of Conduct. The Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chairman, Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Investor Relations. The purpose of these codes is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by XO Group; and to promote compliance with all applicable rules and regulations that apply to XO Group and its officers, directors and employees.

Board Leadership Structure. The leadership structure of our Board has included a Lead Independent Director since May 2014. The Lead Independent Director is currently Mr. Zeisser. Our non-management Board members meet at regularly scheduled executive sessions without management present in conjunction with each in-person meeting. The Lead Independent Director conducts and presides at these meetings. In addition, the Lead Independent Director may call such meetings of the non-management Board members as he or she deems necessary or appropriate, may also be designated to preside at any Board or stockholder meeting and presides at all Board meetings at which the Chairman of the Board and Chief Executive Officer are not present. Each Board member may place items on the agenda for Board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided to the Board. Additionally, the Lead Independent Director reviews and approves all Board meeting schedules and agendas and consults with the Chairman of the Board and Chief Executive Officer regarding other information sent to the Board in connection with Board Meetings or other Board action. Each Board member has complete and open access to any member of management and to the chairman of each Board committee for the purpose of discussing any matter related to the work of such committee. The Lead Independent Director also serves as a liaison, but not a buffer, between the Chairman of the Board and the Chief Executive Officer and independent Board members. The Lead Independent Director is also available to communicate with stockholders, as appropriate, if requested by such stockholders.

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Mr. Liu, our former Chief Executive Officer, continues to lead the Board as Chairman, and Mr. Steib serves as our Chief Executive Officer, a position he has held since March 2014. While the roles of Chairman of the Board and Chief Executive Officer are currently separated, the Board believes that it should maintain the flexibility to determine which leadership structure best serves the interests of the Company based on the Board’s assessment of the Company’s needs and leadership at a given point in time. Accordingly, our corporate governance guidelines do not preclude the Chief Executive Officer from also serving as Chairman of the Board. Currently, the Board believes that separating the Chairman and Chief Executive Officer roles and empowering a Lead Independent Director with robust authority is the best leadership structure for the Company and will continue to help XO Group better explore its current opportunities. Mr. Steib provides operational and executive leadership. Mr. Liu, as Chairman of the Board, and Mr. Zeisser, as Lead Independent Director, work closely with Mr. Steib and the rest of the Board in support of XO Group’s overall strategic direction and positioning in the market.

The Board reviews our leadership structure periodically. We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board, the leadership of our independent directors and board committees, and our governance structures and processes currently in place.

Board Role in Risk Oversight. The Board plays a significant role in providing oversight of our management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. Because responsibility for the oversight of elements of our enterprise risk management extends to various committees of the Board, the Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to our financial statements and processes, and has determined that our internal audit function should report directly to the Audit Committee. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to our compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to our corporate governance practices. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

Communicating with the Board of Directors

In order to communicate with the Board as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Meetings and Committees

The Board met six times in the year ended December 31, 2016, including four regularly scheduled meetings and two special meetings. The Board has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, for which the meetings are described below.

In addition to the meetings of the committees of the Board, our non-employee members of the Board met five times in executive session in 2016.

Each director on the Board attended at least 75% of the total number of regularly scheduled meetings of the Board that were held during the 2016 fiscal year. Although Ms. Schimel attended 75% of regularly scheduled board meetings held during the 2016 fiscal year, she attended 66.7 % of the total number of board meetings. Each director on a Board committee attended at least 75% of the total number of meetings held by all committees of the Board on which he or she served that were held during the 2016 fiscal year. Our policy on director attendance at annual meetings of stockholders calls for directors to be invited, but they are not required to attend the annual meetings of stockholders. Three directors, Mr. Liu, our Chairman of the Board, Ms. Irvine, our Chairwoman of the Compensation Committee, and Mr. Steib, our Chief Executive Officer and President, attended the 2016 Annual Meeting of Stockholders in person.

The Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee charters can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Charles Baker
Diane Irvine
Barbara Messing
Peter Sachse
Elizabeth Schimel
Michael Zeisser

 Chairperson  Member   Financial Expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Mr. Baker (Chair) and Mr. Zeisser. The Nominating and Corporate Governance Committee met three times in 2016. The Nominating and Corporate Governance Committee reviews and recommends changes to our Corporate Governance Guidelines and selects director nominees to the Board consistent with criteria approved by the Board. This Committee also makes recommendations to the Board concerning the structure and membership of the Board committees and oversees the annual evaluation of the Board and Board committee performance. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a charter approved by the Board.

The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Board. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that will facilitate and enhance the Board’s deliberations and decisions, as well as its oversight of our business and affairs.

In connection with the annual election of directors and at other times throughout the year, the Nominating and Corporate Governance Committee considers whether our Board has the right mix of skills and experience to meet the challenges facing XO Group. The Nominating and Corporate Governance Committee, in consultation with other Board members, has engaged a third-party search firm to advise on any additional Board development.

The Board has also determined that the Nominating and Corporate Governance Committee will consider director candidates that are recommended by stockholders. This Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. The general qualifications and specific qualities and skills established by the Board for directors are set forth in Attachment A of our Corporate Governance Guidelines. Stockholders wishing to bring a nomination for a director candidate before a meeting of stockholders must give written notice to XO Group’s Corporate Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and our Bylaws. Our Bylaws can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating and Corporate Governance Committee concerning the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then evaluates the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the nominee’s skills and experience in areas that are relevant to our businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

Compensation Committee

The Compensation Committee is currently composed of Ms. Irvine (Chair) and Ms. Messing. The Compensation Committee met eleven times in 2016. The Compensation Committee evaluates the performance of our executive officers and establishes and oversees our executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other executive officers. The Compensation Committee also reviews and makes recommendations to the Board concerning the compensation of our independent directors and administers our stock incentive plans, which includes, without limitation, approving (and, with respect to our independent directors, recommending) the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a charter approved by the Board. Each member of this committee is an independent director under applicable NYSE listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

From time to time, the Compensation Committee may engage the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of our relationship with any compensation consultant or other outside advisor who assists the Committee in carrying out its responsibilities. In January 2015, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant to provide advice and recommendations on competitive market practices for executive officers, and to help the Compensation Committee (i) establish and implement its compensation philosophy for fiscal year 2015, (ii) evaluate compensation proposals recommended by management, and (iii) make executive compensation decisions. For fiscal year 2016, the Compensation Committee reviewed and maintained the executive compensation structure adopted by the Committee in 2015 (i.e., long-term incentive compensation to the named executive officers (“NEOs”) through the grant of equity awards, and an executive bonus plan to emphasize financial performance, which provided each NEO with the opportunity to receive a cash bonus, as a percentage of his or her base compensation, based upon the achievement of revenue and EBITDA performance goals). The Committee has engaged F.W. Cook to provide advice regarding our executive compensation program for fiscal year 2017, including with respect to the Committee’s review of our peer group.

Audit Committee

The Audit Committee is currently composed of Mr. Baker (Chair), Mr. Sachse and Ms. Schimel. The Audit Committee met four times in 2016. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between XO Group and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board..

Each member of the Nominating and Corporate Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee is financially literate, as required by NYSE rules, and has accounting or related financial management expertise within the meaning of the applicable NYSE rules. The Board has also determined that each of Mr. Baker, Mr. Sachse and Ms. Schimel qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the Board made a qualitative assessment of Mr. Baker’s, Mr. Sachse’s and Ms. Schimel’s level of knowledge and experienced based on a number of factors, including their respective formal education, experience, business acumen and independence.

Vote Required

A plurality of the votes cast in person or represented by proxy at the Annual Meeting is required for the election of directors. The two nominees for the class of directors whose terms expire at the 2020 Annual Meeting of Stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of XO Group. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. Unless otherwise instructed, the Proxy holders will vote each returned Proxy “FOR” the nominees named above.

Recommendation of the Board

The Board recommends a vote “FOR” David Liu and Elizabeth Schimel, the two Class III nominees listed above.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has reappointed the firm of Ernst & Young LLP, the independent registered public accounting firm for XO Group during the year ended December 31, 2016, to serve in the same capacity for the year ending December 31, 2017, and is asking the stockholders to ratify this appointment. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of independent auditors is made annually by the Audit Committee and subsequently submitted to the stockholders for ratification. Before making its appointment of Ernst & Young, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for XO Group. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Ernst & Young in all of these respects.

Fees

Audit Fees

The aggregate fees for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and for other attest services, primarily assistance with and review of documents filed with the SEC, were $1,169,000 and $1,255,000 for 2016 and 2015, respectively. Included in the $1,169,000 for 2016 audit fees is $289,000 of amounts that have not been billed to us as of December 31, 2016.

Audit-Related Fees

No audit-related services were rendered during 2016 or 2015.

Tax Fees

No tax compliance, tax consulting or tax planning services were rendered by Ernst & Young during 2016 and 2015.

All Other Fees

The aggregate fees for other services, consisting of the Ernst & Young online accounting reference tool, were $2,168 and $2,170 for 2016 and 2015, respectively. No other services were rendered by Ernst & Young during 2016 and 2015 other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services and has considered whether the provision of the services covered by the categories “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each year, Ernst & Young provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by Ernst & Young or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as XO Group’s independent registered public accounting firm for the year ending December 31, 2017.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

●	the integrity of XO Group’s financial statements;

●	the adequacy of XO Group’s system of internal accounting and financial controls;

●	the appointment, engagement and performance of the independent registered public accounting firm and the evaluation of the independent auditors’ qualifications and independence; and

●	XO Group’s compliance with legal and regulatory requirements.

In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or the performance of audits, or for any determination that XO Group’s financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of XO Group’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by XO Group. XO Group’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing XO Group’s financial statements and for reviewing XO Group’s unaudited interim financial statements.

The members of our Audit Committee during the year ended December 31, 2016 were as follows: Mr. Baker, Mr. Sachse and Ms. Schimel.

The Audit Committee met four times in 2016. Certain of the Audit Committee’s meetings included separate discussions with management and Ernst & Young.

As part of its oversight of XO Group’s financial statements, the Audit Committee reviewed and discussed with both management and Ernst & Young all annual financial statements and quarterly operating results before their issuance. Management represented to the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees”, including the quality of XO Group’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of XO Group’s annual consolidated financial statements and whether there were any audit problems.

The Audit Committee discussed with Ernst & Young that firm’s independence from XO Group and management. The Audit Committee obtained and reviewed the written disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board and provided to the Audit Committee by Ernst & Young. The Audit Committee also discussed with Ernst & Young:

●	the firm’s internal quality control procedures;

●	any material issues raised by the most recent internal quality control review (or peer review) of the firm; and

●	all relationships between the firm and XO Group.

The Audit Committee reviewed and pre-approved the fees for services rendered by Ernst & Young for 2016 and considered whether the provision of non-audit services by Ernst & Young in 2016 was compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in XO Group’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The Audit Committee has appointed Ernst & Young as XO Group’s independent registered public accounting firm for the year ending December 31, 2017.

Submitted by the Audit Committee of the Board of Directors of XO Group Inc.:

Charles Baker (Chair)
Peter Sachse
Elizabeth Schimel

PROPOSAL THREE — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2009 STOCK INCENTIVE PLAN, AS AMENDED (RENAMED THE 2017 STOCK INCENTIVE PLAN)

The XO Group Inc. 2009 Stock Incentive Plan was originally adopted by our Board in March 2009 and approved by our stockholders in May 2009. In April 2014, our Board approved an amendment and restatement of the 2009 Stock Incentive Plan (the “Amended 2009 Plan”), subject to the approval of the Company’s stockholders, and in May 2014, the Company’s stockholders approved the Amended 2009 Plan increasing the aggregate share reserve by 2,700,000 shares. On March 31, 2017, our Board approved the amendment and restatement of the Amended 2009 Plan, increasing the aggregate share reserve and extending the term from May 20, 2019 to March 31, 2027, effective upon and subject to the approval of the Company’s stockholders at the Annual Meeting. At the Annual Meeting, stockholders are now being asked to approve an amendment and restatement of the Amended 2009 Plan (renamed, the 2017 Stock Incentive Plan and referred to herein as the “Incentive Plan”), increasing the aggregate share reserve by an additional 3,700,000 shares and extending the term from May 20, 2019 to March 31, 2027. As part of the proposal to increase the aggregate share reserve, the Incentive Plan incorporates a “fungible share limit” where each share of our Common Stock subject to “full-value” stock awards (e.g., restricted stock, restricted stock units and other stock-based awards that are not based solely on stock appreciation above the fair market value of Common Stock on the grant date) will be counted as two shares of Common Stock against the aggregate share reserve under the Incentive Plan. Other than these changes, the terms of the Incentive Plan are substantially the same as the terms currently in effect under the Amended 2009 Plan.

By approving the Incentive Plan, our stockholders will also be re-approving the Section 162(m) performance goals so that certain incentive awards granted under the Incentive Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m) of the Code. This includes the re-approval of the business criteria upon which performance awards may be granted as set forth below under “Performance Goals.” Accordingly, we will be able to grant performance awards under the Incentive Plan for another five years that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code and no such awards will be granted on or after the first meeting of our stockholders that occurs in the fifth year following the year of stockholder approval of the Incentive Plan (i.e., 2022), unless the performance goals are timely re-approved. Awards that so qualify will not be subject to the $1,000,000 per person limitation on the income tax deductibility of compensation paid to our executive officers that would otherwise be imposed under Section 162(m) of the Code.

The purpose of the Incentive Plan is to advance the interests of the Company’s stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align the interests of such persons with those of the Company’s stockholders. Our Board believes that the approval of the Incentive Plan is important to our continued success. In particular, we believe that the awards permitted under the Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals and our ability to motivate our employees to achieve the Company’s goals and to enhance stockholder value.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the additional amount of new shares of our Common Stock to be included in the aggregate share reserve under the Incentive Plan, effective upon and subject to stockholder approval of the Incentive Plan, as soon as practicable following such stockholder approval.

The following is a summary of the principal features of the Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Incentive Plan. It is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached as Appendix B to this Proxy Statement. Any stockholder who wishes to obtain a copy of the Incentive Plan may do so by written request to the Company, at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Corporate Secretary.

General

The Incentive Plan will allow us the flexibility to achieve our goals and incentivize our service providers through awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards. Each of these is referred to individually as an “award.” Below is a summary of certain features of the Incentive Plan that are consistent with good corporate governance practices and reflect our commitment to effective management of equity compensation:

●

No automatic share replenishment or ”evergreen” provision. The Company recognizes that “evergreen” share reserve provisions have the potential for built-in dilution to stockholder value. Therefore to address potential stockholder concerns, the Incentive Plan does not include an “evergreen” share reserve provision.

●

No discounted options or stock appreciation rights. Options and stock appreciation rights may not be granted with exercise prices or measurement prices (as applicable) that are lower than the fair market value of the underlying shares of Common Stock on the grant date.

●

No repricing without stockholder approval. The exercise price of any outstanding award may not be reduced, whether through amendment, cancellation or replacement grants with options, other awards and/or cash, or by any other means without stockholder approval.

●

Fungible share pool. Shares issued as restricted stock and other full-value stock awards count as two shares of Common Stock against the number of shares authorized for issuance under the Incentive Plan. If a share of restricted stock or other full-value stock award is forfeited for any reason, two shares of Common Stock will again become available for grant and will return to the aggregate share reserve.

●

162(m) considerations. The Incentive Plan includes specific performance goals and limitations on the number of shares and the value of awards that may be granted under the Incentive Plan so that awards granted under the Incentive Plan may be designed to qualify as qualified performance-based compensation under Section 162(m) of the Code. These provisions are intended to allow the Company to maximize the income tax deductions that it may take for awards issued under the Incentive Plan.

●

Minimum vesting requirements. Restricted stock and restricted stock unit awards are subject to certain minimum vesting requirements. Specifically, such awards that are subject to solely time-based vesting may vest no faster than 1/3rd of the award on each annual anniversary of the grant date (except that restricted stock awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the 1-year anniversary of the grant date) and such awards that do not vest solely based on the passage of time may not vest before the 1-year anniversary of the grant date. Notwithstanding the foregoing, such limitations will not apply to awards granted with respect to up to 10% of the total shares authorized for issuance under the Incentive Plan.

●

No automatic vesting of awards on a change in control. The terms of the Incentive Plan do not allow for automatic vesting of awards on a change in control or other change in ownership unless the awards are not assumed or substituted by a successor in such change in control or change in ownership.

●

No share recycling for net exercises or tax withholding. Shares of Common Stock surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not return to the aggregate share reserve and, accordingly, do not become available for issuance as future awards under the Incentive Plan.

●	No cash buyouts. The Incentive Plan prohibits cash buyouts of underwater appreciation awards.
●	No automatic grants. The Incentive Plan does not provide for automatic grants to any participant.

We are committed to effectively managing our equity compensation programs while minimizing stockholder dilution and have structured this proposal with these objectives in mind. Accordingly we review the number of shares subject to the Company’s outstanding awards under the Incentive Plan and the Company’s Amended and Restated 1999 Stock Incentive Plan (commonly referred to as “overhang”), as well as the Company’s prior annual grant rate under these plans (commonly referred to as “annual burn rate”), and evaluate these amounts in light of the annual burn rate of a peer group of companies. Our average annual burn rate for 2014, 2015, and 2016 was 6.23%. We believe that, absent a merger or acquisition, the hiring of an executive, or other extraordinary events, the 3,700,000 shares requested pursuant to this proposal will be sufficient for the Company to offer appropriate equity awards through our 2019 Annual Meeting.

All awards made under the Incentive Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the Incentive Plan are not determinable.

As of April 3, 2017, the fair market value of one share of our Common Stock was $16.94.

Summary of Our Existing Equity Plans

The following table provides certain additional information regarding our existing equity plans (except our Amended and Restated 2009 Employee Stock Purchase Plan) and the shares of our Common Stock that may be issued in connection with the exercise or payment of awards under all of our existing equity plans as of April 3, 2017 (all of which have been approved by the Company’s stockholders):

As of April 3, 2017
Total Stock Options Outstanding	1,200,277
Total Restricted Stock Awards Outstanding	929,588
Weighted-Average Exercise Price of Stock Options Outstanding	$16.35
Weighted Average Duration of Stock Options Outstanding	8.33 years
Total Shares Available For Grant under the Incentive Plan	1,292,707
Total Common Stock Outstanding	26,153,130

Share Reserve, Individual Award Limits and Fungible Pool

Share reserve. The maximum aggregate number of shares of Common Stock issuable under the Incentive Plan is (A) 7,400,000 shares, which includes an additional 3,700,000 shares added in connection with this proposal, plus (B) such additional number of shares as is equal to the sum of (i) the number of shares reserved for issuance under the Company’s Amended and Restated 1999 Stock Incentive Plan that remained available for grant under such plan as of May 20, 2009 and (ii) any shares subject to awards granted under the Company’s Amended and Restated 1999 Stock Incentive Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code); provided that in no event will the sum of (i) and (ii) above exceed 4,829,344 shares.

Individual award limits. Under the Incentive Plan, the maximum number of shares with respect to which awards may be granted to any participant under the Incentive Plan may not exceed 500,000 shares per calendar year, provided, however, that for the calendar year in which such person first commences services to the Company, the limit shall be increased to 1,000,000 shares. For purposes of this limit, the combination of a stock option in tandem with a stock appreciation right is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to directors who are not employees of the Company at the time of grant is 1% of the maximum number of shares authorized for issuance under the Incentive Plan. The maximum amount of cash payable under a performance-based award may not exceed $1,000,000 per participant per calendar year.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our Common Stock other than an ordinary cash dividend, the Board will make equitable adjustments to the maximum number and type of shares or other securities that may be issued under the Incentive Plan, the maximum number and type of shares that may be granted to any participant in any calendar year, the number and type of shares subject to outstanding awards, the exercise price or grant price of outstanding awards and other necessary adjustments in connection with the Incentive Plan.

For purposes of counting the number of shares available for the grant of awards under the Incentive Plan and the limit applicable to non-employee director awards, (i) all shares covered by stock appreciation rights shall be counted against the number of shares available for the grant of awards, unless the stock appreciation rights may be settled only in cash, in which case, they are not counted; (ii) if any award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, the unused shares shall again be available for the grant of awards; provided the foregoing is subject to any limitations under the Code applicable to incentive stock options; and provided further that the full number of shares subject to any stock-settled stock appreciation rights shall be counted against the shares available under the Incentive Plan and the applicable sublimits in proportion to the portion of the stock appreciation rights actually exercised regardless of the number of shares actually settled upon exercise of the stock appreciation rights; (iii) shares delivered to the Company to (A) purchase shares upon the exercise of an award or (B) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) shall not be added back to the number of shares available for the future grant of awards; and (iv) shares repurchased by the Company on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.

Fungible pool. The number of shares available for issuance under the Incentive Plan will be reduced as follows: (i) on a one-for-one basis for any shares of Common Stock delivered upon the exercise or settlement of options, stock appreciation rights or other stock-based awards that are based solely on stock appreciation above the fair market value of Common Stock on the grant date (“Appreciation Awards”); and (ii) by two shares for every one share of Common Stock delivered in settlement for any awards other than Appreciation Awards, such as restricted stock awards and other full-value stock awards. If any shares of restricted stock or other full-value stock award are forfeited for any reason, two shares of Common Stock will again become available for grant and will return to the aggregate share reserve under the Incentive Plan.

Administration

The Incentive Plan provides that it will be administered by the Board, provided the Board may delegate certain authority under the Incentive Plan to one or more committees or subcommittees of the Board or one or more officers of the Company to the extent permitted by applicable laws (collectively, referred to as the “Administrator”). The Board has delegated certain authority related to the Incentive Plan to the Compensation Committee, provided that, while the Compensation Committee has the authority to review and recommend non-employee director grants, any such awards to our non-employee directors must be approved by the Board. The Administrator has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions of the Incentive Plan and any award agreements entered into under the Incentive Plan.

Subject to the provisions of the Incentive Plan, the Administrator has the power to select the recipients of awards, to determine the number of shares subject to any award, to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to awards, to determine whether, and the extent to which, adjustments are required under the Incentive Plan, and to determine the terms and conditions of awards.

The Administrator may also modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Eligibility and Types of Awards under the Incentive Plan

The Incentive Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards. Employees, officers, directors, consultants and advisors of the Company, its subsidiaries, its parent entities (if any) and other business ventures in which the Company has a controlling interest are eligible to be granted awards under the Incentive Plan. As of April 3, 2017, approximately 562 persons were eligible to participate in the Incentive Plan, including the Company’s 4 executive officers and 7 non-employee directors.

Options

The Administrator may grant nonstatutory stock options or incentive stock options (which are entitled to potentially favorable tax treatment) under the Incentive Plan. The Administrator will determine the number of shares of Common Stock covered by each stock option granted to a participant and all other terms and conditions applicable to the stock option. The term of a stock option will not exceed 10 years from the grant date. The stock option exercise price is established by the Administrator and must be at least 100% of the fair market value of a share of Common Stock on the grant date. Consistent with applicable laws, regulations and rules, and to the extent authorized by the Administrator, payment of the exercise price of stock options may be made in one of more of the following: (i) cash or check, (ii) broker assisted cashless exercise, (iii) shares of our Common Stock, (iv) net exercise, (v) delivery to the Company of a promissory note, (vi) any other lawful means, or (vii) any combination of these permitted forms of payment. Unless otherwise approved by the Company’s stockholders, the Incentive Plan prohibits decreasing the exercise price of an option or cancelling an option and replacing it with an award with a lower exercise price.

Stock Appreciation Rights

The Administrator may grant stock appreciation rights under the Incentive Plan. Stock appreciation rights typically provide for the right to receive the appreciation in the fair market value of our Common Stock between the grant date and the exercise date. The Administrator may grant stock appreciation rights either alone or in tandem with a stock option granted under the Incentive Plan. The Administrator will determine the number of shares of Common Stock covered by each stock appreciation right and all other terms and conditions applicable to the stock appreciation right. Stock appreciation rights are generally subject to the same terms and limitations applicable to options or, when granted in tandem with an option, to the same terms as the option. Stock appreciation rights may be paid in cash or shares or any combination of both, as determined by the Administrator, in its sole discretion. Unless otherwise approved by the Company’s stockholders, the Incentive Plan prohibits decreasing the exercise price of a stock appreciation right or canceling a stock appreciation right and replacing it with an award with a lower exercise price.

Restricted Stock

The Administrator may award shares of restricted stock under the Incentive Plan. Shares of restricted stock are shares that vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Administrator will determine the terms of any restricted stock award, including the number of shares of Common Stock subject to such award and the minimum period over which the award may vest. Specifically, with respect to restricted stock awards with solely time-based vesting, generally no portion of the award may vest until the first anniversary of the grant date, no more than one-third of the award may be vested prior to the second anniversary of the grant date, and no more than two-thirds of the award may be vested prior to the third anniversary of the grant date; provided, however, that restricted stock awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the 1-year anniversary of the grant date (or, if earlier, the next annual meeting after the grant date). With respect to restricted stock awards that do not vest solely based on the passage of time, generally no portion of the award may vest prior to the first anniversary of the grant date (or, in the case of awards to non-employee directors, if earlier, the date of the first annual meeting held after the grant date). These minimum vesting schedules do not apply to awards granted, in the aggregate, for up to 10% of the maximum number of authorized shares under the Incentive Plan. Dividends on awards of restricted stock will be subject to the vesting conditions and any other restrictions applicable to the shares of restricted stock, unless otherwise provided by the Administrator.

When the restricted stock award conditions are satisfied, the shares will no longer be subject to forfeiture as the participant is vested in the shares and has complete ownership of the shares of Common Stock, except as may be provided in the Company’s clawback policy.

Restricted Stock Units

The Administrator may also grant an award of restricted stock units under the Incentive Plan. A restricted stock unit is a bookkeeping entry representing an amount equivalent to the fair market value of one share of our Common Stock. Participants are not required to pay any consideration to the Company at the time of grant of a restricted stock unit award. The Administrator will determine the terms of any restricted stock unit award, including the number of shares of Common Stock covered by such award and the minimum period over which the award may vest, which is subject to the same minimum vesting requirements and exceptions described above for restricted stock awards. The restricted stock unit award may provide for dividend equivalents that are subject to the same vesting conditions and other restrictions applicable to the award. When the participant satisfies the conditions of a restricted stock unit award, the Company will pay the participant cash or shares of our Common Stock to settle the vested restricted stock units. The Administrator may permit a participant to elect to defer the settlement of his or her vested restricted stock unit award until a later date; provided that such deferral election is structured to be exempt from, or compliant with, Code Section 409A.

Other Stock-Based and Cash-Based Awards

Under the Incentive Plan, the Administrator may also grant awards of shares of our Common Stock or other awards denominated in cash. The Administrator will determine the terms of any such stock-based or cash-based award, including the number of shares of Common Stock or amount of cash, as applicable, covered by such award, and the minimum period over which the award may vest.

Performance Awards

The Administrator may grant performance awards under the Incentive Plan, provided that performance awards granted to any “covered employee” within the meaning of Code Section 162(m) that is intended to qualify as “performance-based compensation” under Code Section 162(m) will only be made by the Compensation Committee. Performance awards provide participants with the opportunity to earn a payout subject to the award only if certain performance goals or other vesting criteria are achieved. The Compensation Committee will establish the performance goals or other vesting in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. The Compensation Committee has discretion to determine other terms of the performance award, including the number of shares of Common Stock or value subject to a performance award, the period as to which performance is to be measured (which may be no shorter than a one-year period), any applicable forfeiture provisions, and any other terms and conditions consistent with the Incentive Plan. After the completion of the performance period applicable to the award, the Compensation Committee will measure performance against the applicable goals and other vesting criteria and determine whether any payment will be made under the award. If the participant satisfies the conditions of the performance share award, the Company will pay the participant cash or shares or any combination of both to settle the award.

Performance Goals

The Compensation Committee may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on certain performance goals (as described below). In addition, the Compensation Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), provided that the performance criteria for such award or portion of an award will be based on one or more performance goals selected by the Compensation Committee and specified no later than the latest possible date in order for the award to qualify as “performance-based compensation” under Code Section 162(m). Notwithstanding any provision of the Incentive Plan, with respect to any performance award that is intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the participant or a change in control of the Company.

The performance criteria for each such performance award will be based on one or more of the following objectively measurable performance goals: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on capital, sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total stockholder return, (o) achievement of strategic initiatives (including projects, acquisitions or dispositions), (p) organizational development, (q) enterprise value or value creation targets, (r) reduction of, or limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, or (s) reduction of, or limiting the level of increase in all or a portion of controllable expenses or costs or other expenses or costs.

These performance goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Compensation Committee may specify that such performance goals will be adjusted to exclude any one or more of (i) special, unusual or nonrecurring items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by participant and may be different for different awards; (ii) may be particular to a participant or the department, branch, region, division, line of business, affiliate, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee; (iii) may be measured on a pre-tax or after-tax basis; and (iv) will otherwise comply with the requirements of Code Section 162(m). Awards that are not intended to qualify as “performance-based compensation” may be based on these or such other performance measures (including subjective factors) as the Administrator may determine in its sole discretion.

Transferability of Awards

Awards granted under the Incentive Plan generally may not be transferred other than by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. The Administrator may in its sole discretion permit the gratuitous transfer of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof to the extent permitted under Form S-8 under the Securities Act of 1933, as amended, subject to conditions set by the Administrator in its sole discretion.

Change in Control

In the event of a change in control of the Company, each outstanding award will be treated as the Administrator determines, including, without limitation, that each award be assumed or an equivalent option or right substituted by the successor corporation. The Administrator will generally not be required to treat all awards, all awards held by a participant, or all awards of the same type, similarly in the transaction. Upon the occurrence of a liquidation or dissolution of the Company, except to the extent specifically provided otherwise in the restricted stock or restricted stock unit award agreement or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock and restricted stock unit awards then outstanding will automatically be deemed terminated or satisfied.

Amendment and Termination

The Administrator may amend the Incentive Plan at any time and for any reason, provided that any such amendment will be subject to stockholder approval to the extent the amendment is required by applicable laws, regulations or rules. The Administrator may also suspend or terminate the Incentive Plan at any time and for any reason. The Incentive Plan will terminate March 31, 2027 unless re-adopted or extended by the stockholders prior to or on such date or unless terminated earlier by the Administrator. The amendment, suspension or termination or of the Incentive Plan may not materially and adversely affect the rights of participants under the Incentive Plan with respect to an award granted prior to such amendment, suspension or termination.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to stock options or stock appreciation rights granted under the Incentive Plan based on federal income tax laws in effect on the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, social security or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the Incentive Plan.

Taxation on Grant Exercise. A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price or measurement price (as applicable) on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

ISO Considerations. The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (2-years from the grant date and 1-year from the date of exercise). If the shares are not held for the legally-required period, the participant will generally recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

Impact of Code Section 409A. Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Code Section 409A which sets forth certain requirements for non-qualified deferred compensation arrangements. If an award is subject to and fails to satisfy the requirements of Code Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with its provisions, Code Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as penalty interest on such deferred compensation. Awards of stock options and stock appreciation rights are intended to be exempt from Code Section 409A.

Performance-Based Compensation Under Code Section 162(m). If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is generally allowed a tax deduction equal to the amount of ordinary income recognized by the participant, provided, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the Company’s three most highly compensated executive officers (other than our chief executive officer and our chief financial officer). In general, annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year, the maximum value that may be received by an employee during a specified period and/or imposing performance requirements on the award) and if the material terms of such compensation are disclosed to and approved by the Company’s stockholders. The Incentive Plan is structured with the intention that compensation resulting from awards granted under the Incentive Plan may qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among other things, approval of the Incentive Plan by the Company’s stockholders. Accordingly, the Company is seeking such approval and, if the Company’s stockholders approve the amendment of the Incentive Plan, they will be deemed to specifically approve the Incentive Plan for purposes of compliance with the “performance-based compensation” rules set forth in Code Section 162(m).

Impact of Code Section 280G. In the event that the payment or vesting of an award under the Incentive Plan is accelerated because of a change in ownership (as defined under Code Section 280G(b)(2)) and such payment or vesting, whether alone or together with any other payments made to certain participants, constitute parachute payments under Code Section 280G, then subject to certain exceptions, a portion of such payments would be nondeductible to the Company and the participant would be subject to a 20% excise tax on such portion of the payment.

Awards. The number of awards (if any) that an eligible participant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares subject to restricted stock awards granted under the Incentive Plan during the last fiscal year, (b) the dollar value of such restricted stock awards based on the closing price of our Common Stock on the grant date, (c) the aggregate number of shares subject to stock options granted under the Incentive Plan during the last fiscal year, and (d) the weighted average per share exercise price of such options.

Name of Individual or Group	Number of Shares of Restricted Stock	Dollar Value of Restricted Stock	Number of Options Granted	Average Per Share Exercise Price
Michael Steib, Chief Executive Officer and President	81,755	1,294,999	194,250	$15.84
Gillian Munson, Chief Financial Officer	25,253	400,008	97,125	$15.84
Nic Di Iorio, Chief Technology Officer	8,838	139,994	33,994	$15.84
Paul Bascobert, President of Local Marketplace	20,000	384,400	50,000	$19.22
Kristin Savilia, Former President of Local Marketplace	9,470	150,005	36,422	$15.84
All executive officers, as a group	145,316	2,369,405	411,791	$16.52
All directors who are not executive officers, as a group	53,050	1,357,593	—	$—
All employees who are not executive officers, as a group	391,643	6,477,221	60,704	$15.84

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of this Proposal 3. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in order for your vote to be counted on this Proposal 3.

Recommendation of the Board

The Board recommends a vote “FOR” the approval of the amendment and restatement of the Incentive Plan.

PROPOSAL FOUR — ADVISORY APPROVAL ON EXECUTIVE COMPENSATION

At the 2011 annual meeting, a majority of our stockholders recommended that an advisory resolution with respect to the Company’s executive compensation program be presented to the Company’s stockholders every year. This advisory recommendation is frequently referred to as “say-on-pay.” The Board adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are providing our stockholders with the opportunity to give an advisory approval of the fiscal year 2016 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

As more fully described in this Proxy Statement under the heading “Executive and Director Compensation,” the compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the Company for long-term growth. Named executive officers are compensated with a combination of cash payments and equity awards designed to reward the achievement of performance targets and motivate our named executive officers to drive the Company’s long-term success.

We believe the mix of cash and equity compensation, the terms of the 2016 Executive Incentive Plan (and previously the 2011 Long-Term Incentive Plan), the terms of the 2009 Stock Incentive Plan (renamed the 2017 Stock Incentive Plan), the terms of long-term incentive awards, and the terms of our executives’ offer letters or employment agreements are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and hence the compensation awarded to our named executive officers under the current program, fulfills these objectives.

This Proposal 4 allows our stockholders to give an advisory approval of the decisions of the Compensation Committee on the compensation and benefits provided to our named executive officers as reflected in this Proxy Statement. Your advisory approval will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Based on the above, we request that you indicate that you approve of our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the CD&A, the compensation tables, and any related material).

Stockholders are urged to read the CD&A section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote on this Proposal

Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described in the section entitled “Voting” of this Proxy Statement) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

Recommendation of the Board

The Board recommends a vote “FOR” advisory approval of the resolution set forth above.

MANAGEMENT

The following table sets forth, as of April 10, 2017, the name, age and position of each of our executive officers.

Name	Age	Position
Michael Steib	40	Chief Executive Officer and President
Gillian Munson	46	Chief Financial Officer, Treasurer and Secretary
Nic Di Iorio	57	Chief Technology Officer
Paul Bascobert	52	President of Local Marketplace

Michael Steib has been our Chief Executive Officer since March 2014 and joined XO Group in July 2013 as President. See “Continuing Directors for Term Ending upon the 2018 Annual Meeting of Stockholders (Class I)” above for a discussion of his business experience.

Gillian Munson is our Chief Financial Officer, Treasurer and Secretary, and joined XO Group in November 2013 from Allen & Company LLC, where she was Managing Director leading principal investing and outreach activities with early stage technology-oriented companies. Ms. Munson was also a Vice President, Business Development at Symbol Technologies from March 2003 through July 2007. Prior to joining Symbol Technologies, she was an Executive Director and Senior Equity Analyst at Morgan Stanley, where she covered the mobile, storage and personal computing sectors. Ms. Munson began her career as a Research Associate at Hambrecht & Quist. Ms. Munson received a B.A. in Political Science and Economics from Colorado College.

Nic Di Iorio is our Chief Technology Officer and joined XO Group in February 2008. Prior to joining XO Group, Mr. Di Iorio was the co-Founder and Chief Executive Officer of City 24/7 LLC from October 2006 to January 2008 and served as the Chief Technology Officer of the Interpublic Group of Companies (IPG) from October 2003 to June 2006. Before that, Mr. Di Iorio held the dual role of Executive Vice President, Chief Information Officer of the McCann WorldGroup (a wholly-owned subsidiary of IPG) and Chief Executive Officer of Marketing Communications Technologies Inc. (a wholly-owned subsidiary of the McCann WorldGroup), from April 1995 to September 2003. Before joining McCann, Mr. Di Iorio spent four years at Young & Rubicam as Vice President, Information Technology. He also spent ten years in Research and Development organizations at GTE and AT&T Bell Laboratories working on new technologies in the area of distributed systems, data networking, security and telecommunications. Mr. Di Iorio received a B.S. from City College of New York and earned an M.S. from NYU’s Polytechnic School of Engineering.

Paul Bascobert is our President of Local Marketplace and joined XO Group in September 2016. Prior to joining XO Group, Mr. Bascobert had been President of Local at Yodle, Inc. (which was acquired by Web.com Group, Inc. in February 2016) from May 2014, leading a team of sales, client services and marketing professionals. Mr. Bascobert had previously served at Bloomberg L.P. from December 2009 to May 2014, where he held positions of President of Bloomberg BusinessWeek and Chief Operating Officer of Bloomberg Media. Prior to that, Mr. Bascobert served as Chief Marketing Officer of Consumer Media Group of Dow Jones & Company Inc., a division of News Corporation, as Senior Vice President of Operations at the Dow Jones Consumer Media Group, and as an Executive Vice President at Braun Consulting Inc. Prior to joining Braun Consulting Inc., Mr. Bascobert co-founded and served as Vice President and Founding Member of Vertex Partners Inc., and prior to that he held positions with Corporate Decisions Inc., and was a Systems Engineer for General Motors and Whirlpool Corporation. Mr. Bascobert holds a B.S. in Electrical Engineering from Kettering University and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Summary of 2016 President of Local Marketplace Transition

On September 7, 2016, the Company announced a management succession plan whereby Kristin Savilia resigned from her position as President of Local Marketplace and executive officer of the Company effective as of September 7, 2016. The Company appointed Paul Bascobert to succeed Ms. Savilia as the President of Local Marketplace. Ms. Savilia agreed to remain employed by the Company in a non-executive capacity as Senior Advisor, Local Marketplace, through December 31, 2016 (the “Separation Date”) to facilitate a smooth transition.

Ms. Savilia’s Transition Agreement

In connection with Ms. Savilia’s departure, the Company and Ms. Savilia entered into a Transition, Separation and General Release Agreement signed on September 14, 2016 (the “Transition Agreement”). The Transition Agreement superseded a term sheet entered into between the parties on September 8, 2016 (which was attached as an exhibit to the Transition Agreement). Under the Transition Agreement, Ms. Savilia would continue to receive her current base salary and benefits, and continue vesting in her outstanding equity awards, through the Separation Date so long as she remained employed by the Company through such date. In addition, the Company agreed, in recognition of Ms. Savilia’s contributions in 2016, (1) to pay the 2016 annual bonus that the Committee has estimated would otherwise be paid to her for 2016 under the Company’s 2016 executive bonus plan based on actual performance, in an amount of $95,000; and (2) to accelerate the vesting of 24,830 shares of restricted Common Stock and unvested options to purchase 10,964 shares of Common Stock, outstanding and held by Ms. Savilia that otherwise would have become vested in March 2017 if she had continued as an employee of the Company through such vesting date; provided that the foregoing was subject to Ms. Savilia continuing to perform services to the Company’s satisfaction through the end of 2016 (unless the cessation of such services occurs as a result of her death, disability or the Company terminating her employment without Cause despite her complying with all of her obligations under the Transition Agreement, in which case she (or her estate in case of death) would still be eligible to receive the payments and benefits under clauses (1) and (2) above subject to the other terms and conditions of the Transition Agreement). The definition of “Cause” is set forth below on page 53 under the heading Executive Severance and Change-in-Control Agreements.

The Company also agreed that, if (i) Ms. Savilia dies or becomes disabled or (ii) her employment is terminated by the Company without Cause, in each case after October 8, 2016 but prior to the Separation Date, then, in either case, she will be entitled to a lump sum payment equal to the amount of salary she would have received if she had remained employed following the date of death or termination (as applicable) through to the end of 2016, and will be entitled to Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium payment reimbursements at active employee rates for the same period. In exchange for these separation benefits, Ms. Savilia agreed to waive her rights to severance payments and benefits under the terms of her letter agreement with the Company dated September 7, 2011 unless the cessation of her services occurred on or prior to October 8, 2016 as a result of the Company terminating her employment without cause despite her complying with all of her obligations under the Transition Agreement. If such termination occurred on or prior to October 8, 2016, Ms. Savilia would have received a lump sum annualized base salary payment and COBRA premium payment reimbursements at active employee rates for twelve months, consistent with the terms of her 2011 letter agreement.

Ms. Savilia was required to execute and not revoke two releases of claims in favor of the Company and its affiliates in exchange for certain of the above payments and benefits as set forth in the Transition Agreement, and will continue to be subject to noncompetition and nonsolicitation covenants for one year following her ceasing to be employed with the Company.

Mr. Bascobert’s Offer Letter

The Company entered into an offer letter, dated September 5, 2016 (the ”Offer Letter”), with Mr. Bascobert. The Offer Letter has no specified term, and Mr. Bascobert’s employment with the Company is on an at-will basis.

Base Salary. Mr. Bascobert receives an annual base salary of $400,000, subject to review on an annual basis by the Committee.

Signing Bonus. Mr. Bascobert received a bonus payment of $100,000 in conjunction with the first administratively practicable payroll following the commencement of his employment with the Company (the ”Signing Bonus”). The gross amount of the Signing Bonus is subject to repayment (i) in full if Mr. Bascobert is terminated or resigns from his employment before the first anniversary of the start date of his employment with the Company and (ii) by 50% if Mr. Bascobert is terminated or resigns from his employment after the first anniversary but before the second anniversary of the start date of his employment with the Company.

Annual Bonus and Long-Term Incentive Awards. Mr. Bascobert is also eligible to receive compensatory awards under the Company’s current 2016 Executive Incentive Plan and any successor plan available to senior executive officers. The target opportunity for 2016 for executive officers in positions similar to Mr. Bascobert’s was 50% of base salary, and any bonus awarded to Mr. Bascobert would be pro-rated based on his commencement date. For 2016, Mr. Bascobert was awarded a bonus of $66,667.

Restricted Stock and Stock Option Award. Mr. Bascobert received a grant of 20,000 shares of restricted Common Stock of the Company (the ”Restricted Stock Award”). The grant vests over a 4-year term, with the first 25% of the award vesting on the first anniversary of the award date and the balance vesting in equal annual installments thereafter, subject to his continued service through each applicable vesting date. The terms and conditions of the restricted stock award are governed by the Company’s 2009 Stock Incentive Plan and the Company’s standard form of restricted stock award agreement. Mr. Bascobert also received an award of stock options to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant (the “Stock Options Award”). The Stock Options Award vests over a four-year term in a manner where the first 25% of the Stock Options award vests on the first anniversary of the award date, and the balance of the Stock Options Award vests in equal quarterly installments thereafter, subject to his continued service through each applicable vesting date. Unless earlier terminated pursuant to the Company’s 2009 Stock Incentive Plan and the form of the stock option agreement issued thereunder, the Stock Options Award remains exercisable for a period of no longer than ten years from the date of grant, at which time such Stock Options Award will expire. The Stock Options Award was made subject to the standard terms and conditions of the Company’s 2009 Stock Incentive Plan and the Company’s standard form of stock option agreement. If the Company or a successor entity terminates Mr. Bascobert’s employment without Cause or Mr. Bascobert resigns for Good Reason upon or within one year following a Change in Control (as such term is defined in the Offer Letter), and subject to the satisfaction of specified conditions, then Mr. Bascobert will be entitled to accelerated vesting of the Restricted Stock Award and Stock Options Award will vest in an amount equal to the amount unvested prior to such termination. The definitions of “Cause” and “Good Reason” are set forth below on page 53 under the heading Executive Severance and Change-in-Control Agreements.

Ongoing Equity Grants. Subject to the approval of the Compensation Committee, Mr. Bascobert will be eligible to participate in any annual bonus and long-term incentive compensation plans generally established for executives and certain other senior leaders of the Company.

Severance Terms. If the Company or a successor entity terminates Mr. Bascobert’s employment without Cause or Mr. Bascobert resigns for Good Reason, and subject to the satisfaction of specified conditions including the timely execution and non-revocation of a release in favor of the Company, the Company will provide the following severance benefits: (a) a lump sum cash payment equal to 12 months of his then-current base salary and (b) Company-paid health insurance coverage for up to 12 months. Any entitlements to severance amounts are subject to restrictive covenants

Best After-Tax Result.  The Offer Letter provides that, in the event an independent certified public accounting firm determines that any payments to Mr. Bascobert in connection with a change in ownership or control of the Company would be subject to the excise tax under Section 4999 of the Code, such payments will be reduced to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code, but only if such reduction results in Mr. Bascobert receiving a greater after tax amount than he would receive if such amount were subject to the excise tax under Section 4999 of the Code.

Restrictive Covenants. In connection with the execution of the Offer Letter, Mr. Bascobert entered into a nondisclosure, noncompetition, and nonsolicitation agreement with the Company.

There are no family relationships between Mr. Bascobert and any director or executive officer of the Company and he has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Bascobert and other persons pursuant to which Mr. Bascobert was appointed as an officer.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies, and practices with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions with respect to our named executive officers. For fiscal year 2016, our named executive officers, or NEOs, were as follows:

●	Michael Steib, our Chief Executive Officer and President;
●	Gillian Munson, our Chief Financial Officer, Treasurer and Secretary;
●	Nic Di Iorio, our Chief Technology Officer;
●	Paul Bascobert, our President of Local Marketplace; and
●	Kristin Savilia, our former President of Local Marketplace.

Although Ms. Savilia’s resigned from her position as President of Local Marketplace and executive officer of the Company effective as September 7, 2016, she is still a named executive officer for purposes of the Summary Compensation Table because she continued employment through the remainder of fiscal year 2016, and was one of the three highest paid executive officers for fiscal year 2016 (other than the Chief Executive Officer and the Chief Financial Officer).

As further described in the “Board Committees and Meetings” section of this Proxy Statement, the Compensation Committee of the Board (referred to in this discussion as the “Committee”) is responsible for determining the total direct compensation of our executive officers, including base salary, incentive pay, and the grant of stock options and restricted stock awards.

This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may potentially differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Company Overview

XO Group was founded in 1996 and our mission is to help people navigate and truly enjoy life’s biggest moments, together.

As leaders in the wedding space, we believe our first and biggest business opportunity is to connect more couples with the local wedding professionals who will help execute their wedding. There are hundreds of thousand local wedding professionals who, by our estimates, are booking over $60 billion of spend every year. Our strategy is to improve these connections every year. If we succeed, we will be able to accommodate many more paying vendors on our platform, and our service will become even more valuable to them.

Secondly, we help couples communicate with their guests through digital tools that enable them to share relevant information about their wedding, including their wedding websites and gift registries. Based on our research, wedding guests give more than $10 billion worth of cash and gifts to marrying couples each year. The better we connect couples to their guests, and guests to the gifts that the couple wants, the more value we can drive to our retail partners and our company via commission payments. Additionally, we have the opportunity to drive more transaction revenue by better integrating product and service providers that address our couples’ needs, such as invitations, reception decor, and hotel room blocks. We measure success in these initiatives by our ability to grow traffic and increase conversion, average order value, and our take rate.

Our third business objective is to continue to serve brand advertisers by allowing them to reach our audience through online advertising. We develop relevant, integrated offerings across our products including custom advertising content, display ads, and lead generation products to help our partners communicate their value to our couples.

Our fourth business objective is to profitably manage our legacy print business through the challenges of the decline of the print industry.

Finally, we are a leading event marketplace that connects people to entertainers, photographers, party rentals, and more through our Gigmasters brand. We not only help people get married and have babies, we also help them throw the anniversary and birthday parties to commemorate the occasions for the rest of their lives.

In order to fund our initiatives we pursue a measured capital allocation strategy. Our capital allocation strategy is to balance internal investments, strategic investments, mergers and acquisitions, and stock repurchases.

2016 Business Highlights

Highlights of our 2016 company performance include the following:

●	We generated net revenue of $152 million, an increase of 7% year-over-year.
●	Online advertising revenue increased 7% year-over-year.
●	Transaction revenue increased 55% year-over-year driven by an increase in traffic and deeper user adoption of our guest and commerce tools, as well as revenue from bookings through GigMasters.
●	Our Adjusted EBITDA[1] increased 10% year-over-year, to $33 million, the highest recorded by the Company.
●	We recruited a new member to our leadership team, Paul Bascobert, President of Local Marketplace.
●	We made important investments in marketing support to increase brand awareness, user engagement, and guest traffic to our transactions products and advertising partners.
●	We increased our share repurchase authorization by $20.0 million and repurchased $4 million of shares of Common Stock as part of our share repurchase program.
●	We ended the year with $106 million in cash and cash equivalents and no debt.
●	Our one-year total shareholder return was 21%.

2016 Compensation Highlights

Highlights of our executive compensation program during 2016 include:

[1]	Adjusted EBITDA, EBITDA, Revenue as adjusted, and EBITDA as adjusted are non-GAAP financial measures that exclude certain items. Please refer to Appendix A to this Proxy Statement for a reconciliation of these measures relative to reported GAAP financial measures. To evaluate performance in a manner consistent with how management evaluates our operational results and trends, the Compensation Committee applies certain business performance metrics that are measured on a non-GAAP basis to both long-term and annual incentive awards.

●	For 2016, the base salaries increased slightly for our NEOs other than our Chief Executive Officer (whose base salary did not change), based on the considerations described under the heading “Elements of Executive Compensation” below;

●	We reviewed our executive compensation structure adopted by the Committee in 2015, which was designed with the input of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent outside compensation consultant engaged by the Committee, and determined that the structure remained appropriate for 2016.

●	In 2016, we took the following actions with respect to our executive compensation plan:

o	Determined that the peer group recommended in 2015 continued to fall within a reasonable range (both above and below XO Group) of comparative factors such as annual revenue and market capitalization;

o	Maintained a plan to provide long-term incentive compensation to the NEOs through the grant of equity awards, reflecting the Committee’s continued belief that equity should be a substantial portion of each NEO’s compensation package;

o	Awarded 60% of long-term incentive compensation as stock options, which the Compensation Committee believes constitute performance-based compensation;

o	Maintained our view of our long-term compensation package as performance-driven compensation because stock options deliver value only when our stock price increases;

o	Maintained an executive cash bonus plan to emphasize financial performance as follows;

▪	Maintained a cash bonus plan to provide each NEO with the opportunity to receive a cash bonus, as a percentage of base compensation, based upon the achievement of revenue and EBITDA performance goals for fiscal year 2016;

▪	Shifted the performance metrics in our cash bonus plan to encourage an increased focus on revenue growth, by moving Revenue as adjusted performance attainment to 75% of the cash bonus weighting, and EBITDA as adjusted performance attainment to 25% of the cash bonus weighting (as opposed to 50/50 in 2015);

▪	Increased the upper limit of performance attainment payout for Revenue as adjusted in order to motivate our NEOs to strive for extraordinary performance in revenue growth without undue risk taking;

●	In 2016, we additionally took the following actions with respect to our CEO’s long term incentive awards:

o	In February 2016, we granted, pursuant to Mr. Steib’s employment agreement, shares of performance-based restricted stock to Mr. Steib that vest based on our achievement of financial and operational goals for fiscal year 2016.

o	We increased the value of Mr. Steib’s long-term incentive grants to approximately $2.5 million (from approximately $1.5 million in 2015) because of (i) his multi-year leadership, during which we exited underperforming businesses while focusing on the businesses that could achieve opportunities and our strategic transformation, and (ii) other factors to ensure retention and continued motivation toward achieving our long-term strategy and building future value; and

●	We conducted an advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, at our 2016 Annual Meeting of Stockholders, which was approved by over 99% of the votes affirmatively cast at the meeting.

The following charts illustrate the fiscal year 2016 pay mix of our chief executive officer and the average pay mix of our other NEOs as a group. For purposes of the charts, the 2016 base salary is annualized and the bonus is based on the dollar value of the target bonus under the 2016 Executive Bonus Plan (as defined below). The amounts calculated and represented in the charts below do not reflect the actual amounts awarded to our NEOs under the 2016 Executive Bonus Plan for fiscal year 2016. The long-term equity incentive percentages are calculated using the grant date fair value of the stock options (captioned as “Option Awards” in the charts below), restricted stock (captioned as “RS Awards”) and performance restricted stock (at the target number of shares subject to such award) (captioned as “Performance RS Awards”), computed in accordance with Topic 718 of the Financial Accounting Standards Board (“ASC Topic 718”). The charts do not account for payments we make for health and life insurance benefits, transportation benefits, or 401(k) matching contributions, as those amounts are relatively small and are generally available to all of our other salaried employees.

*Information for Paul Bascobert is based on his employment start date of September 7, 2016

Philosophy and Objectives of Our Compensation Program

Philosophy. Our executive compensation program emphasizes teamwork and long-term value creation through a philosophy of tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. We strive to establish effective compensation programs that create an environment that allows us to attract and retain top quality management, motivate our executives to contribute to the growth and profitability of our business, foster leadership and our company culture, and align the interests of our executives and our stockholders.

Objectives. Our executive compensation program is designed to achieve a number of objectives:

●	Attract and Retain. Provide competitive total compensation opportunities that enable us to attract and retain NEOs who possess the experience and skills to manage our growth and lead us to our next stage of development and ensure our continued success;
●	Align Interests with Stockholders. Align the interests of our executive officers with those of our stockholders by establishing rewards linked to the creation of long-term value for our stockholders;
●	Motivate Performance. Motivate our NEOs to perform and reward achievement of our annual and long-term financial objectives by awarding a balance of cash and equity compensation for consistent achievement (and over-achievement) against such company-based financial objectives; and

●	Cultivate Leadership. Promote teamwork to find and create synergies that foster the growth and profitability of our business while also recognizing the role that each executive officer plays in our success.

Important Features of our Executive Compensation Program

We believe that the compensation paid to executive officers should closely align their interests with the interests of our stockholders. In developing our executive compensation policies and practices, we also strive to implement and maintain sound governance standards consistent with our philosophy. The Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals and the market in which we compete for executive talent with a view to attract, retain and motivate such talent. The Committee designs our executive compensation programs to promote the achievement of measurable financial, operational and strategic goals and to align the interests of our executives and our stockholders by establishing rewards linked to the creation of long-term value for our stockholders.

Below we summarize those executive compensation practices we have implemented to help drive executive performance, as well as practices we have chosen not to implement because we believe such practices do not support our stockholders’ long-term interests:

What We Do

    Independent Committee — The Committee is comprised solely of independent directors and regularly meets in executive session without management.

    Emphasize Pay-for-Performance — All of our NEOs participate in our annual performance-based cash incentive bonus plan, which compensates our executive officers for our achievement of financial, operational and strategic goals, thereby aligning our executive incentives with our performance and the creation of stockholder value. Additionally, we granted our NEOs stock options, which we view as performance-based compensation. On this basis, we view at least half of our CEO and CFO’s target total direct compensation opportunity consisted of performance-based compensation in 2016.

   Annual Executive Compensation Review — The Committee conducts an annual review and approval of our compensation program, including a review of our compensation peer group used for comparative purposes.

   Offer Both Performance-Based Equity and Cash Incentives — The compensation packages offered to our executive officers consist of a combination of base salary, equity-based awards and annual cash incentive bonuses, which we believe incentivizes our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.

    Mix of Performance-Based Equity Awards — We grant a mix of stock options and restricted stock as it provides retention value and creates proper incentives for the executive officers by encouraging the creation of stockholder value. We awarded 60% of long-term incentive compensation as stock options, which we view as performance-driven compensation, because stock options deliver value only when our stock price increases. Accordingly, the Committee believes these equity awards are performance-based and directly align our NEOs with our stockholders.

What We Do

   Offer Letters and “At Will” Employment — Although we typically sign a standard agreement with each of our executive officers upon hire, all of our executive officers are “at will” employees. and these agreements do not provide for guaranteed annual equity grants (except for grants of shares of performance-based restricted stock to our Chief Executive Officer through the end of fiscal year 2016 as further described herein), guaranteed increases to salaries, or guaranteed annual incentive bonuses;

   Use of “Double-Trigger” Change in Control Provisions — All change in control payments and benefits, including equity awards granted to our NEOs contain a ”double trigger” payment provision (that is, they require both a change in control of the Company and an involuntary termination of employment to receive accelerated vesting).

    Equity Ownership Guidelines — All of our Section 16 executive officers are required to, by the later of April 2020 or within five years from the date of his/her hire or promotion, own shares of our Common Stock having an aggregate value at least equal to: (i) three times the base salary for our CEO, (i) two times the base salary for our CFO and (iii) one times the base salary for all other executive officers.

    Annual ”Say-on-Pay” Vote — We conduct our ”say-on-pay” vote on an annual basis to allow our stockholders to provide us with their direct input on our compensation policies, practices, and program as disclosed in our proxy statement each year. This year, as part of our proposal on the frequency of our say-on-pay vote, we are also recommending that the annual say-on-pay vote continues.

    Emphasis on Variable Compensation — Our executive compensation is weighted toward at-risk, performance-based compensation in the form of an incentive bonus opportunity that is based on the achievement of specified financial results and financial, strategic and operational objectives, and long-term equity incentive grants in the form of restricted stock and option awards.

    Multi-Year Vesting Requirements — Time-based equity awards granted to our NEOs vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

   Recoupment (“Clawback”) Policy — The incentive-based cash compensation paid to our executive officers under our annual cash incentive bonus plan is subject to an executive compensation recovery, or ”clawback,” policy which requires the reimbursement of excess compensation in the event that we are required to prepare an accounting restatement due to the fraud or misconduct of any of our executive officers.

    Engage an Independent Compensation Consultant — The Committee has retained a compensation consultant to serve as its independent advisor. The compensation consultant reports directly to the Committee and provides competitive market data and additional information needed for the Committee from time to time to make informed compensation decisions.

    Avoid Undue Risk-taking — Our compensation policies and practices are designed to discourage our executive officers from taking on or creating risks that are reasonably likely to have a material adverse effect on us, which is regularly reviewed by the Committee.

What We Don’t Do

    No Repricing of Stock Options — Since our initial public offering in 1999, we do not reprice our stock options and would not do so without stockholder approval.

    No Hedging or Pledging — We prohibit our executive officers, directors and employees from engaging in margin, hedging, and effective for periods beginning February 21, 2017, pledging or other similar transactions in our securities.

    No Excise Tax Gross-Ups — We do not provide our executive officers with excise tax gross-ups.

    No Dividends or Dividend Equivalents on Unvested Equity — We do not pay out dividends or dividend equivalents on unvested equity awards and, instead, subject them to vesting requirements applicable to the underlying equity award.

    No Excessive Severance Pay — We do not pay excessive severance amounts to our executive officers in the event they are terminated.

    No Retirement Plans — We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our NEOs other than the plans available to all employees.

    No Excessive Perquisites — We do not typically provide any special executive perquisites. As our Committee deems appropriate, we occasionally pay relocation expenses when we hire key employees. We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees.

    No Special Health or Welfare Benefits — Our NEOs participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation Setting Process

Role of the Committee

The Committee is comprised solely of independent directors and is responsible for establishing, overseeing and administering our executive compensation program, in all cases, consistent with our philosophies and objectives. The Committee regularly consults with and reports to our full Board on its deliberations and actions. For our non-Chief Executive Officer named executive officers, the Committee also consults with our Chief Executive Officer when reviewing and adjusting compensation for such executives.

The Committee reviews on an annual basis our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and has the authority to establish and implement any modifications or new plans or programs.

The Committee relies upon its judgment in making compensation decisions, after reviewing the Company’s performance and carefully evaluating each executive’s performance against established goals, leadership qualities, operational performance, business responsibilities, career with XO Group, current compensation arrangements and long-term potential to enhance stockholder value.

Role of Management

In carrying out its responsibilities, the Committee works closely with members of our management team, including our Chief Executive Officer. Historically, our management team has assisted the Committee by providing information on the Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our Chief Executive Officer has made recommendations to the Committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends that portion of the Committee meetings in which compensation matters are discussed (except he recuses himself from that portion of Committee meetings with respect to discussions involving his own compensation).

While our Committee has solicited and reviewed our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it has only used these recommendations and proposals as one factor in making compensation decisions for our employees, including our named executive officers. No executive officer participated directly in the final determinations of the Committee regarding the amount of any component of his or her own 2016 compensation package.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist it in carrying out its responsibilities. In connection with its 2015 executive compensation decisions, the Committee engaged F.W. Cook as its independent compensation consultant, to: (1) review our peer group; (2) advise on current market practices; and (3) evaluate our executive compensation relative to market data. We paid for the cost of the services provided by F.W. Cook; however, this consultant reported directly to the Committee and not to management with respect to executive compensation matters. The Committee retains the authority to direct, terminate, or continue the services of the compensation consultants that it engages. In 2015, the Committee analyzed whether the work of F.W. Cook as a compensation consultant raised any conflict of interest, taking into consideration applicable independence factors under SEC rules. Based on these factors, the Committee determined that there were no conflicts of interest with respect to F.W. Cook providing services to the Committee. For fiscal year 2016, the Committee decided to maintain the executive compensation structure adopted by the Committee in 2015 (i.e., long-term incentive compensation to the NEOs through the grant of equity awards, and an executive bonus plan to emphasize financial performance, which provided each NEO with the opportunity to receive a cash bonus, as a percentage of his or her base compensation, based upon the achievement of revenue and EBITDA performance goals). The Committee has engaged F.W. Cook to provide advice regarding our executive compensation program for fiscal year 2017.

Use of Competitive Data

The Committee annually reviews and analyzes total direct compensation for our NEOs, taking into account relevant competitive data and market practices. As part of its process, the Committee reviews executive compensation elements for a select group of publicly traded Internet and media companies with operating characteristics and market capitalization similar to XO Group, as well as industry leaders. We compile this information from proxy statements and other public reports filed by these companies. The Committee believes this information provides a reasonable indication of the market for executive services in which we compete.

For fiscal year 2016, the Committee reviewed and maintained the peer group it selected in 2015, based on F.W. Cook’s recommendations. When determining the appropriateness of the peer group, the Committee considered various factors, including peers within the Company’s GICS Industry (Internet Software & Services) or similar industries and fall within a reasonable range (both above and below XO Group) of comparative factors such as annual revenue and market capitalization.

Our fiscal year 2016 peer group was as follows:

1-800 Flowers.com	Demand Media	Stamps.com
Angie’s List	DHI Group	TechTarget
Autobytel	Everyday Health	Travelzoo
Bankrate	Marchex	TrueCar
Blucora	Martha Stewart Living	Trulia
Blue Nile	Monster Worldwide	United Online
Care.com	Opower	WebMD Health

The Committee intends to review our peer group at least annually and make adjustments to its composition as necessary to reflect appropriately the market in which we compete for talented leaders.

Elements of Executive Compensation

Executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance. We do not set apportionment goals for each form of compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with XO Group. The primary elements of the compensation packages for our executive officers currently include the following:

Element of Compensation	Purpose	How It is Determined or Linked to Performance
Base Salary	● Designed to attract, retain and motivate executives over time ● Set at level that should comprise a low percentage of total compensation

●     Based on experience, personal performance, median salary levels for similar positions and responsibility in comparable companies

●     Reviewed annually to account for the Company’s performance and outlook for individual’s ability to impact long term performance

Annual Cash Incentive Bonus

●     To attract, retain and motivate executives over time, while also aligning leaders with our annual financial and operational goals

●     To reward achievement of the Company’s annual financial and operational goals, as well as personal performance

●     Links compensation to performance as awards are variable and determined after the Company’s fiscal year results are determined and individual performance is reviewed.

●     Key metrics for 2016 were Revenue as adjusted and EBITDA as adjusted

Long-Term Incentives

●     Aligns interest of each executive officer with the Company’s stockholders

●     Provides significant incentive to manage the Company from the perspective of an owner

●     Designed as the largest element of compensation for executive officers

●     Vesting schedule designed for retention value

●     Set based on peer comparison, prior year performance and outlook for contribution to long term performance

●     Increases in value tied to stockholder interests

●     Weighting of 60% options, 40% restricted shares ties compensation to creating long-term stockholder value

●     Heavier weight of options further underlines desire to increase long-term stockholder value through Company performance

Other Compensation	● To allow executive officers to participate in other employee benefit plans

●     May participate on same basis as all other Company employees

●     We do not currently maintain any retirement plans or plans that provide for deferral of compensation other than our 401(k) savings plan.

Base Salary

The base salary for each executive officer is determined on the basis of a number of factors: experience, personal performance, the median salary levels in effect for similar positions within the comparison group of companies and internal base salary comparability considerations. The weight given to each of these factors may differ from individual to individual as the Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made effective in the first quarter in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Committee takes into account XO Group’s performance in the year then ended. For fiscal year 2016, the base salaries increased slightly for each of our executive officers other than our Chief Executive Officer (whose base salary did not change) from fiscal year 2015, on the basis of their overall personal performance (which the Committee determined had been superior), a review of salary levels in effect for similar positions within the comparison group of companies, and a determination that their contributions would be critical to the future performance of XO Group and therefore that their satisfaction with their base salary compared to market levels was an important element in maintaining the appropriate motivation to continue such level of performance. For Mr. Bascobert, an annual base salary of $400,000 was determined by the Committee to be reasonable based on his prior experience, the expected value he would add towards XO Group and based on the current salaries for other executive officers. The Committee further determined the base salary amount to be necessary to recruit Mr. Bascobert to join XO Group.

Signing Bonus

In connection with the commencement of his employment with XO Group, Mr. Bascobert received a one-time signing bonus in the amount of $100,000 subject to repayment upon certain terminations following his start date. Mr. Bascobert’s signing bonus is subject to repayment in full if he is either terminated for “cause” or resigns without “good reason” (as each of those terms are defined in his offer letter and as summarized below on page 53) prior to the first annual anniversary of his start date and if such termination occurs on or following the first annual anniversary of his start date and prior to the second annual anniversary of his start date, then fifty percent (50%) of the signing bonus is subject to repayment. The Committee believed that the signing bonus was appropriate as part of the compensation package necessary to recruit Mr. Bascobert to join XO Group.

Annual Cash Incentive Bonus

2016 Executive Bonus Plan. In 2011, the Committee adopted, and our stockholders approved, the 2011 Long-Term Incentive Plan (“LTIP”), pursuant to which, for periods between 2011 and 2016, our executive officers and other employees may receive compensatory awards based on the achievement of specified performance goals related to the performance of the Company and/or its affiliates. In 2016, the Committee adopted, and our stockholders approved, the 2016 Executive Incentive Plan (the “EIP”) pursuant to which, for periods beginning in 2016, our executive officers and other employees may receive compensatory awards based on the achievement of specified performance goals related to the performance of the Company and/or its affiliates. In March 2016, the Committee approved a bonus program for fiscal year 2016 under the EIP (the “2016 Executive Bonus Plan”).

Bonus Target. Under the 2016 Executive Bonus Plan, each participant, including each of our named executive officers (other than Mr. Bascobert), was eligible to earn a cash incentive bonus based on the target bonus percentage of annual base salary, as determined by the Committee. In March 2016, the Committee reviewed each named executive officer’s target bonus award as a percent of base salary and established a target percent for fiscal year 2016 (as set forth in the table below) for each named executive officer. In establishing such target percentages, the Committee desired to set an amount that would link a meaningful portion of each executive officer’s total compensation to the achievement of pre-determined performance goals and, thereby, link compensation to the performance of the Company.

Executive Officer(1)	Target Bonus %	2016 Annual Base Salary	Target Bonus Opportunity

Michael Steib	100%	$500,000	$500,000

Gillian Munson	50%	$400,000	$200,000

Nic Di Iorio	50%	$360,500	$180,250

Kristin Savilia	50%	$360,500	$180,250

(1) Mr. Bascobert is not included in this table as his employment commenced following March 2016, and, therefore, he was not eligible for a bonus under the 2016 Executive Bonus Plan for fiscal year 2016.

Description of 2016 Executive Bonus Plan. A named executive officer’s entitlement to a bonus under the 2016 Executive Bonus Plan is contingent upon the achievement of pre-determined performance goals for the period January 1, 2016 to December 31, 2016 (the “2016 Performance Period”). For the 2016 Performance Period, the Committee established two performance goals – Revenue and EBITDA, in each case, as adjusted. The Committee elected to use Revenue as adjusted, and EBITDA as adjusted, for the 2016 Performance Period because the Committee determined based on an evaluation of past performance metrics that Revenue and EBITDA, in each case, as adjusted, would be the best metrics to align the bonuses paid to the named executive officers with metrics that drive the value of the Company. For 2016, the Committee decided to shift the performance metrics in the 2016 Executive Bonus Plan to encourage an increased focus on revenue growth, by moving Revenue as adjusted performance attainment to 75% of the cash bonus weighting, and EBITDA as adjusted performance attainment to 25% of the cash bonus weighting (as opposed to 50/50 in 2015). The Committee set targets for the 2016 Performance Period that represent a substantial challenge to attain and are above the targets for the 2015 performance period.

A participant’s bonus under the 2016 Executive Bonus Plan is calculated based on the following formula:

●	“Corporate Performance %” means the sum of (x) 75% multiplied by the Revenue Achievement % plus (y) 25% multiplied by the EBITDA Achievement %.

●	“Target Bonus %” means the target percentage specified for each participant in the above table.

●	“Award Factor %” has the meaning set forth under the heading “Achievement of 2016 Executive Bonus Plan” below.

●	“Base Salary” means the participant’s base salary as of March 1, 2016.

●	“Revenue as adjusted” is revenue as determined under U.S. GAAP and reported in the Company’s publicly filed financial statements for the Performance Period, adjusted as described in Appendix A to this Proxy Statement.

●	“EBITDA as adjusted” is earnings before interest, taxes, depreciation and amortization for the Performance Period, adjusted as described in Appendix A to this Proxy Statement.

●	“Revenue Achievement %” means the percentage achieved against the performance goal based on the below table; provided that it shall be 0% until achievement of at least the Base level goal and achievement between Base, Target, Peak, Extended and Maximum shall be determined based on linear interpolation between the percentages listed below; provided further, that such percentage will be capped at 200%.

Level	Percentage of Bonus Achievement	Goal

Base	50%	$139,120,639

Target	100%	$154,578,488

Peak	150%	$170,036,337

Extended	174.5%	$177,610,683

Maximum	200%	$177,765,261

For 2016, the Compensation Committee maintained a 150% percentage of bonus achievement level at the Peak level goal (which goal was above the Peak level goal in 2015) but added two additional levels (Extended and Maximum) and increased the upper limit to 200% in order to motivate our NEOs to strive for extraordinary performance in revenue growth without undue risk taking. The addition of the Extended and Maximum levels were designed to motivate our NEOs to achieve additional incremental revenue growth, which would further align our NEOs’ and stockholders’ interests, without undue risk taking

●	“EBITDA Achievement %” means the percentage achieved against the performance goal based on the below table; provided that it shall be 0% until achievement of at least the Base level goal and achievement between Base, Target and Peak shall be determined based on linear interpolation between the percentages listed below; provided further, that such percentage will be capped at 150%.

Level	Percentage of Bonus Achievement	Goal

Base	50%	$19,298,821

Target	100%	$24,123,526

Peak	150%	$28,948,231

Achievement of 2016 Executive Bonus Plan. In February 2017, our Committee met and reviewed the results of the achievement against the financial goals established for fiscal year 2016. Following sets forth the results:

Performance Goal	Actual Result	Achievement Percentage	Weighting Percentage	Corporate Performance Percentage

Revenue as adjusted	$150,001,850	97%	75%	64%

EBITDA as adjusted	$24,508,731	102%	25%	26%

Total Corporate Performance Percentage				90%

Once the total Corporate Performance Percentage was determined, the Committee evaluated individual performance and set the individual modifier (the “Award Factor”) for each of the named executive officers based on the Committee’s determination of the performance of each named executive officer, subject to the overall bonus pool equal to 90% of target for the participants in the 2016 Executive Bonus Plan, and the individual maximum bonus amount of 150% of target for any named executive officer participating in the 2016 Executive Bonus Plan.

The resulting cash bonuses awarded to our named executive officers under the 2016 Executive Bonus Plan are set forth below:

Named Executive Officer(1)	Fiscal Year 2016 Cash Bonus	% Payout to Target(2)
Michael Steib	$448,990	90%

Gillian Munson	$221,370	110%

Nic Di Iorio	$145,717	81%

(1)	Mr. Bascobert is not included in this table as his employment commenced following March 2016, and, therefore, he was not eligible for a bonus under the 2016 Executive Bonus Plan for fiscal year 2016. Mr. Bascobert received a bonus of $66,667 based on his achievements for 2016 in accordance with his offer letter. In connection with Ms. Savilia’s Transition Agreement, the Company paid to Ms. Savilia the 2016 annual bonus amount that the Committee had estimated would otherwise be paid to her for 2016 under the Company’s 2016 executive bonus plan based on actual performance, or $95,000.
(2)	Assumes Target achievement of 100% of the Revenue as adjusted and EBITDA as adjusted financial goals described above, and an Award Factor at 100%.

Long-Term Incentives — Equity Incentive Plan Awards

Our long-term incentive compensation has historically been provided through grants of stock options and restricted stock under our stock incentive plan. In 2016, stock options accounted for 60% and restricted stock grants accounted for 40% of the fair value awarded as long-term equity to our NEOs. The Committee has reviewed and considered, with input from F.W. Cook, the mix and form of equity incentive awards and believes that providing a mix of stock options and restricted stock has retention value and creates proper incentives for the executive officers by encouraging the creation of stockholder value. Option grants allow the executive to acquire shares of our Common Stock at a fixed price per share, which is the closing market price of our Common Stock on the date of grant, during the term of the option. Historically, our option grants have had 10-year terms, although options granted in 2007 and 2013 to certain executive officers had 5-year terms. Each option generally becomes exercisable in installments over a period of four years from the grant date. Restricted stock is issued to executives at par value ($0.01 per share) and generally vests in installments over a period of four years from the grant date (except that shares of restricted stock granted in 2015 for performance in fiscal year 2014 vested over three years). Accordingly, the restricted stock grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock to the executive increases as the market price of our Common Stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying our restricted stock grants is lower relative to the number of shares underlying our stock option grants.

We believe that granting stock options supports our pay-for-performance philosophy by aligning our executive officers’ and stockholders’ interests. If our stock price does not rise, the options have no value. In addition to promoting alignment of executive officers’ and stockholders’ interests, the four-year vesting schedule of our options ensures that our executives are appropriately focused on the Company’s long-term strategic goals. This vesting schedule also operates as a retention tool.

The Committee considers several factors when determining to grant equity awards to an executive officer, including long-term incentive compensation awarded within the comparison group of companies, the retention value of outstanding equity awards held by the executive, the executive’s performance during the prior year, the executive’s expected contribution to our long-term performance and the retention value of the award. All stock-based awards to executive officers are approved by the Committee, and grants are made on or following the date of the Committee approval. The Committee also approves any stock-based grants in connection with the hiring of an executive officer.

In March 2016, the Committee granted options and restricted stock to our NEOs in the amount of shares of Common Stock set forth in the following table:

Executive Officer	Number of Stock Options	Number of Restricted Stock Awards
Michael Steib	194,250	50,505

Gillian Munson	97,125	25,253

Nic Di Iorio	33,994	8,838

Kristin Savilia	36,422	9,470

The shares of restricted stock and stock options granted each vest as follows: ¼ of the shares subject to the award vest on the 1-year anniversary of the grant, and 1/16th of the total original number of shares subject to the award vest each quarterly anniversary thereafter, subject to continued service through each vesting date.

The value of Mr. Steib’s long-term incentive grants increased to approximately $2.5 million (from approximately $1.5 million in 2015) because the Committee considered (i) Mr. Steib’s multi-year leadership, during which we exited underperforming businesses while focusing on the businesses that could achieve opportunities and our strategic transformation, and (ii) other factors to ensure retention and continued motivation toward achieving our long-term strategy and building future value.

Pursuant to Mr. Steib’s employment agreement, Mr. Steib was eligible to receive a grant of an aggregate of 125,000 shares of performance-based restricted stock through the end of fiscal year 2016. Such shares would be granted in four annual installments of 31,250 shares each, and would be subject to performance-based vesting. The performance goals for the performance-based vesting requirements are set near the beginning of each year covered by the award. Selecting and setting goals on an annual basis allows the Committee to assess progress and changes in our business sector to ensure that the goals selected align with the Company’s strategic priorities and long-term best interests. On September 27, 2013, the Committee granted Mr. Steib 31,250 shares of performance-based restricted stock, which subsequently vested on February 4, 2014 based on Mr. Steib’s achievement of certain qualitative operational and strategic objectives towards setting the foundation for future long-term growth of XO Group. On March 7, 2014, the Committee granted to Mr. Steib 31,250 of such shares of performance-based restricted stock, which subsequently vested on March 11, 2015 based on Mr. Steib’s achievement of the personal goals established by the Committee for Mr. Steib in connection with the 2014 Executive Bonus Plan. On March 11, 2015, the Committee granted Mr. Steib 31,250 shares of performance-based restricted stock, which subsequently vested on March 7, 2016 based on the Company’s achievement of the financial and operational goals set forth in the 2015 Executive Bonus Plan and the Committee’s determination that Mr. Steib has achieved his personal goals with respect to fiscal year 2015. On March 7, 2016, the Committee granted Mr. Steib 31,250 shares of performance-based restricted stock, which would vest based on the percentage of the Company’s achievement of the Revenue as adjusted and EBITDA as adjusted goals set forth in the 2016 Executive Bonus Plan (subject to the Committee’s ability to further reduce the number of shares vesting based on an evaluation of Mr. Steib’s achievement of personal goals for fiscal year 2016). Of such 31,250 performance-shares granted to Mr. Steib on March 7, 2016, 90%, or 28,125 shares, subsequently vested in the first quarter of 2017 and were ratified on March 6, 2017 based on the percentage of the Company’s achievement of the Revenue as adjusted and EBITDA as adjusted goals set forth in the 2016 Executive Bonus Plan (at 90% of target vesting). The Committee also determined that Mr. Steib achieved his personal goals with respect to fiscal year 2016, and accordingly, did not further reduce the number of shares vested below 90%. The remaining 10%, or 3,125 of the performance-based shares granted to Mr. Steib on March 7, 2016, were forfeited.

Executive Severance and Change-In-Control Agreements

Our executive officers have offer letters or employment agreements with us which are terminable at any time. Under the agreements for each executive officer, if an executive is terminated by us “without cause” or resigns for “good reason,” the executive is entitled to a lump sum payment equivalent to one year’s salary plus continuation of all benefits associated with the executive’s employment during the one year following termination.

In addition to the above, Mr. Steib’s lump sum payment will be increased to two years’ salary if he terminates his employment as a result of (1) a material diminution in his duties as set forth in his employment agreement, (2) a breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, or (3) a change in XO Group’s reporting structure whereby, after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.

The terms “without cause” and “good reason” as defined in each executive’s offer letter or employment agreement are summarized below.

•	“Without cause” under the offer letters or employment agreements for our executive officers generally means a termination of the executive’s employment other than for death, disability or “cause” or any resignation by the executive other than for “good reason.”
•	“Cause” under the offer letters or employment agreements for our executive officers generally means (1) the executive’s failure to perform the principal elements of his or her duties, which failure is not cured within 20 days following written notice, (2) the executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty, fraud, or moral turpitude, (3) the executive’s gross negligence or willful misconduct in connection with the performance of his or her duties and responsibilities, (4) the executive’s failure to comply with rules and policies governing employee conduct or Board directives, or (5) the executive’s breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations.
•	“Good reason” under the offer letters or employment agreements for our executive officers generally means (1) a reduction of base salary, (2) the relocation of the executive’s principal place of business outside of New York City (although note that the amendments to the agreements with Mr. Steib and Ms. Munson, in each case, entered into in April 2014, revised this trigger to instead require a more than 20 mile relocation from their principal place of business, and Mr. Bascobert’s offer letter requires at least a 35 mile relocation), or (3) the material diminution of the executive’s responsibilities or authority, any reduction of the executive’s title or a change of the executive’s reporting structure. “Good reason” under Mr. Steib’s agreement also includes a material breach of their respective agreements by XO Group, the material and repeated interference by the Board with the discharge of their respective duties and responsibilities at any time following a change-in-control transaction. “Good reason” under Mr. Steib’s and Ms. Munson’s agreements further includes a material reduction in his annual bonus or long-term incentive opportunity, and “Good reason” under Mr. Steib’s agreement further includes (1) any diminution of his title, (2) a material diminution of his duties, authorities or responsibilities as set forth in his employment agreement or any breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, and (3) a change in XO Group’s reporting structure whereby, after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.

Upon voluntary termination (unless for “good reason” as described above), termination for cause, death or disability, each of our executive officers would receive benefits available generally to all our employees, including distributions from the 401(k) plan, disability benefits, if applicable, and accrued vacation pay, if applicable. With the exception of termination for cause, vested stock options held by each executive officer would remain exercisable for periods also available generally to our employees. Upon termination for cause, all outstanding stock options held by our executive officers would be cancelled immediately and all unvested shares of restricted Common Stock would be forfeited.

The unvested equity awards granted to each of the named executive officers in fiscal years 2015 and 2016 fully vest and become exercisable, if applicable, if either the Company terminates the named executive officer’s employment without cause or the named executive officer resigns for good reason, in each case, upon the consummation of, or at any time following, a change-in-control of the Company. Additionally, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the equity awards held by the named executive officers at the time of a change-in-control, then 100% of the then unvested shares subject to such awards, as applicable, shall fully vest and, if applicable, become exercisable immediately prior to, and contingent upon, the consummation of such change in control.

In addition, if Mr. Steib’s or Ms. Munson’s employment is terminated without cause or such named executive officer resigns for good reason in connection with a change-in-control of the Company, then, (1) with respect to Mr. Steib, both the time-vested restricted stock and options granted to Mr. Steib, and with respect to Ms. Munson, the restricted stock granted to Ms. Munson, in connection with the commencement of their employment with the Company in 2013, will vest in an amount equal to 50% of the amount unvested prior to such termination or, if greater, the amount that would become vested on the first anniversary of the termination (assuming they had continued employment with the Company through such date), (2) with respect to Mr. Steib, the performance-vested restricted stock granted to Mr. Steib pursuant to his employment agreement will vest upon an assessment, to be made by the Committee prior to the change-in-control, that any applicable objective performance goals have been achieved for the then-current or most recent performance period, and (3) any unvested awards granted to Mr. Steib or Ms. Munson, as applicable, under the LTIP that are paid in the form of an equity award will become fully vested according to the terms of the LTIP. Further, Ms. Savilia’s employment terms provided that in no event will the terms of equity awards granted to her with respect to accelerated vesting upon a change-in-control of the Company be less favorable than the terms made available to any other executive officer. The executive officers have also entered into restrictive covenant agreements with the Company that include confidentiality, non-competition and non-solicitation provisions.

For additional information regarding estimates of amounts payable in connection with executive severance or a change-in-control, see the “Potential Payments upon Termination or Change-in-Control” tables.

Retirement and Other Benefits

We maintain a tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, not to exceed the applicable statutory income tax limitation (which was $18,000 in 2016). In 2016, we provided a matching contribution equal to 25% of the first 4% of a participant’s salary deferrals. Our contributions to the accounts of our named executive officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our named executive officers include Company-funded group life insurance, transportation benefits, group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally, and participation in an employee stock purchase plan available to employees generally.

Except as described herein, we generally do not provide perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

While we intend to continue to maintain our current benefits for our named executive officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

Stock Ownership Guidelines

The Board believes that our executive officers and certain other members of our leadership team should own and hold our Common Stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in April 2015, the Committee adopted the minimum stock ownership guidelines that require each of our executive officers, and certain other members of our leadership team as identified by our Compensation Committee, to own Common Stock equal to a multiple of his or her annual base salary as follows: three times base salary in the case of our Chief Executive Officer, two times base salary in the case of our Chief Financial Officer, and one time base salary in the case of all others. Each person has until the later of April 2020 or five years from the date that the person is appointed and subject to these guidelines to attain and maintain such ownership levels. The Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances. Under the guidelines, the value of a share shall be measured as the greater of the then-current market price or the closing price of a share of the Common Stock on the acquisition date.

Recoupment (“Clawback”) Policy and Other Potential Impact from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of cash or equity performance-based or incentive compensation paid or rewarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy on Stock Trading and Hedging and Pledging

We have in place a pre-clearance process for all trades in our securities which all executive officers and other insiders must follow. Executive officers and other insiders are also prohibited from short-selling our Common Stock or engaging in hedging, and effective for periods beginning February 21, 2017, pledging transactions involving traded options, warrants, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock. This prohibition includes, but is not limited to, trading in XO Group-based put and call option contracts, derivatives transactions in straddles, and the like.

Tax and Accounting Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to us and to our executives, accounting consequences to us and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing compensation programs, the Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. While the Committee is mindful of the benefit to us of the full deductibility of compensation, the Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change-in-control of XO Group that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We do not have any agreements to pay any named executive officer, a “gross-up” or other reimbursement payment for any tax liability that he or she might owe, including as a result of the application of Code Sections 280G, 4999 or 409A. Prior to Ms. Savilia’s entering into her Transition Agreement, pursuant to Ms. Savilia’s employment terms, if any payment or benefit provided pursuant to Ms. Savilia’s employment terms would be subject to additional tax, interest and/or penalties pursuant to Section 409A of the Code, Ms. Savilia would have been entitled to a payment equal to such additional tax, interest and/or penalties, plus an amount equal to any tax, interest and/or penalties on such payment.

Impact of Last Year’s Say-On-Pay Vote

At last year’s Annual Meeting, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. Approximately 99% of the votes cast by our stockholders on this proposal were cast in support of the 2015 compensation of our named executive officers. Although the vote is non-binding, the Committee carefully considered the results of the 2016 say-on-pay vote. Given the strong level of stockholder support, the Committee determined that our stockholders were generally supportive of our current executive compensation philosophy and program and decided that no significant changes were necessary at this time. Nevertheless, the Committee will continue to monitor the executive compensation program to ensure they continue to align the interests of our executive officers with the interests of our stockholders and will consider the views of our stockholders in connection with our program.

At our 2011 annual meeting, a majority of our stockholders indicated their preference for an annual say-on-pay vote. Our Board subsequently determined that future say-on-pay votes will be held every year until the next vote on the frequency of such advisory votes, as described in Proposal 5 in this Proxy Statement.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Committee has recommended to the Board that the CD&A be included in our Proxy Statement for the 2016 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors of XO Group Inc.:

Diane Irvine (Chair)
Barbara Messing

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

Relationship between Compensation Plans and Risk

We believe that XO Group’s compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

●	The Committee reviews and approves the performance goals for our annual bonus programs under the LTIP, and beginning in 2016, the EIP. These goals typically are objective financial goals which the Committee believes are appropriately correlated with stockholder value. We also provide limits on the maximum bonuses that may be paid;

●	The use of equity awards fosters executive retention and aligns our executives’ interests with those of our stockholders; and

●	Our compensation policies and programs are designed to encourage employees to remain focused on both short-term and long-term performance goals through the use of performance-based bonuses, which focus on annual and/or quarterly performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on the long-term success of XO Group.

Summary Compensation Table

The following table sets forth information with respect to the compensation of the following executive officers of XO Group for services rendered in all capacities to us for the years ended December 31, 2016, 2015, and 2014. In this Proxy Statement, we refer to these individuals as our NEOs. This group includes our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) for the year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Michael Steib Chief Executive Officer and President	2016	500,000	—	1,294,182	1,198,717	448,990	(4)	3,296	3,470,989
	2015	500,000	—	820,129	670,763	641,559	(5)	3,296	2,635,747
	2014	500,000	—	375,625	—	805,276	(6)	3,266	1,684,167
Gillian Munson Chief Financial Officer	2016	400,000	—	399,755	599,358	221,370	(4)	3,296	1,623,779
	2015	350,000	—	187,396	419,226	224,546	(5)	3,296	1,184,464
	2014	350,000	—	—	—	449,018	(6)	3,266	802,284
Paul Bascobert President of Local Marketplace	2016	127,459	109,618	384,200	355,650	57,049	(4)	965	1,034,941
	2015	—	—	—	—	—		—	—
	2014	—	—	—	—	—		—	—
Nic Di Iorio Chief Technology Officer	2016	360,500	—	139,906	209,777	145,717	(4)	3,296	853,384
	2015	350,000	—	104,945	234,767	224,546	(5)	3,296	917,554
	2014	350,000	—	—	—	450,592	(6)	666	801,258
Kristin Savilia(7) Former President of Local Marketplace	2016	360,500	—	149,910	224,760	95,000	(4)	3,296	833,466
	2015	350,000	—	112,437	251,537	202,091	(5)	3,296	919,361
	2014	350,000	—	300,500	—	377,797	(6)	3,266	1,031,563

(1)	The amount for Mr. Bascobert for 2016 represents the contractual signing bonus in the amount of $100,000 he received in conjunction with the commencement of his employment with the Company plus the incremental bonus above the payout that would have been paid to Mr. Bascobert had he been eligible to receive a bonus under the Company’s 2016 Executive Bonus Plan.
(2)	For Mr. Bascobert, the 2016 amounts represent the aggregate grant date fair value of inducement equity grants made in accordance with the commencement of his employment with the Company in 2016 pursuant to the terms of his offer letter. The remaining amounts for the named executive officers represent the aggregate grant date fair value of service-based restricted stock awards made in 2014, 2015 or 2016, including, with respect to Mr. Steib, the performance-based restricted stock awards made in 2014, 2015 or 2016. With respect to Mr. Steib’s, 2016 performance-based restricted stock awards, 31,250 shares of performance-based restricted stock were awarded in March 2016, of which 28,125 shares vested in 2017, and 3,125 were forfeited. The amounts are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. For the assumptions used to determine the grant date fair values, see our Annual Report on Form 10-K for the year ended December 31, 2016. Under our stock incentive plan, restricted stock award recipients pay us the par value for the stock, which is $0.01 per share.

(3)	Amounts represent the value of perquisites and other personal benefits which are further detailed below.
(4)	Amounts represent bonuses earned in 2016 under the 2016 Executive Incentive Plan, but paid in cash during 2017. For Mr. Bascobert, the amount represents the amount that would have been paid to Mr. Bascobert had he been eligible to receive a bonus under the Company’s 2016 Executive Bonus Plan. In connection with Ms. Savilia’s Transition Agreement, the Company paid to Ms. Savilia the 2016 annual bonus amount that the Committee had estimated would otherwise be paid to her for 2016 under the Company’s 2016 Executive Bonus Plan based on actual performance, or $95,000.
(5)	Amounts represent bonuses earned in 2015 under the Company’s 2015 executive bonus plan adopted in accordance with the 2011 Long Term Incentive Plan, but paid in cash during 2016.
(6)	Amounts represent payments for 2014 performance under the Company’s 2014 executive bonus plan adopted in accordance with the 2011 Long-Term Incentive Plan. 25% of this amount was paid in cash to the applicable named executive officer on March 31, 2015 and 75% of this amount was awarded as stock under our stock incentive plan in March 2015 based on the average of the closing sales prices of the XO Group Common Stock for the 30 trading days before the date of grant ($16.31).
(7)	Ms. Savilia served as our President of Local Marketplace until September 7, 2016 and ceased being a Company employee on December 31, 2016. Pursuant to Ms. Savilia’s Transition Agreement and due to Ms. Savilia’s ceasing to be a Company employee, 22,521 restricted stock awards and options to purchase 42,182 shares of restricted stock granted to Ms. Savilia were forfeited during our fiscal year 2016.

Name	Year	XO Group Matched 401(k) Contribution ($)	Group Life Insurance ($)	Total ($)
Michael Steib	2016	2,650	646	3,296
	2015	2,650	646	3,296
	2014	2,600	666	3,266
Gillian Munson	2016	2,650	646	3,296
	2015	2,650	646	3,296
	2014	2,600	666	3,266
Paul Bascobert	2016	750	215	965
	2015	—	—	—
	2014	—	—	—
Nic Di Iorio	2016	2,650	646	3,296
	2015	2,650	646	3,296
	2014	2,600	666	3,266
Kristin Savilia	2016	2,650	646	3,296
	2015	2,650	646	3,296
	2014	2,600	666	3,266

Grants of Plan-Based Awards in 2016

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2016, including performance-based awards.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards	All Other Option Awards:	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock & Option Awards ($)
			Threshold ($)	Target ($)	Peak ($)	Extended ($)	Maximum ($)	Threshold (#)	Target (#)	Peak (#)	Extended (#)	Maximum (#)	Number of Shares of Stock or Units (#)(2)	Number of Securities Underlying Options (#)(2)
Michael Steib			250,000	500,000	750,000	841,875	937,500
	3/7/2016	3/7/2016											50,505	194,250	15.84	15.84	1,998,716
	3/7/2016	3/7/2016						15,625	31,250	31,250	31,250	31,250				15.84	495,000
Gillian Munson			100,000	200,000	300,000	336,750	375,000
	3/7/2016	3/7/2016											25,253	97,125	15.84	15.84	999,366
Paul Bascobert	9/7/2016	9/1/2016											20,000	50,000	19.22	19.22	740,050
			31,415	62,831	94,247	105,791	117,808
Nic Di Iorio			90,125	180,250	270,375	303,496	337,969
	3/7/2016	3/7/2016											8,838	33,994	15.84	15.84	349,771
Kristin Savilia(3)			90,125	180,250	270,375	303,496	337,969
	3/7/2016	3/7/2016											9,470	36,422	15.84	15.84	263,933

(1)	Amounts represent the threshold, target, peak, extended and maximum awards that could be earned by the executive officer under the Company’s 2016 Executive Bonus Plan (adopted in accordance with the 2016 Executive Incentive Plan). For Mr. Bascobert, the amount represents the amount that would have been paid to Mr. Bascobert had he been eligible to receive a bonus under the Company’s 2016 Executive Bonus Plan. Awards are based on a combination of our performance as measured by revenue, operating expense and other goals set forth above under “Annual Cash Incentive Bonus”. Actual incentives earned with respect to 2014 performance are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column and were paid 25% in cash on March 31, 2015 and 75% in shares of Company stock under our Stock Incentive Plan in March 2015 based on the average of the closing sales prices of the XO Group Common Stock for the 30 trading days before the date of grant ($16.31).
(2)	25% of each award in these columns will vest on the first anniversary of the grant date, and the remaining 75% vest thereafter in equal quarterly installments (other than the restricted stock grant made to Mr. Bascobert on September 7, 2016, which vests in equal annual installments), in each case,subject to continued service through each vesting date. Under our stock incentive plan, restricted stock award recipients pay us the par value for the stock, which is $0.01 per share.
(3)	Ms. Savilia served as our President of Local Marketplace until September 7, 2016 and ceased being a Company employee on December 31, 2016. Pursuant to Ms. Savilia’s Transition Agreement and due to Ms. Savilia’s ceasing to be a Company employee, 22,521 restricted stock awards and options to purchase 42,182 shares of restricted stock granted to Ms. Savilia were forfeited during our fiscal year 2016.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2016.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexrcisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael Steib	75,000(3)	25,000(3)	12.97	9/27/2018
	34,683	44,594	16.66	3/11/2025
	—	194,250	15.84	3/7/2026
					147,821(4)(5)	2,875,118
Gillian Munson	21,677	27,871	16.66	3/11/2025
	—	97,125	15.84	3/7/2026
					76,600(6)	1,489,870
Paul Bascobert	—	50,000	19.22	9/7/2026
					20,000	389,000
Nic Di Iorio	12,139	15,608	16.66	3/11/2025
	—	33,994	15.84	3/7/2026
					36,198	704,051
Kristin Savilia(7)	—	14,864	16.66	4/8/2017
	—	9,105	15.84	4/8/2017
					24,830(8)	482,944

(1)	For Mr. Steib’s options shown, the expiration date is the 5th anniversary of the date the option was granted. For all other options shown, the expiration date is the 10th anniversary of the date the options were granted.
(2)	Calculated by multiplying the number of restricted shares of Common Stock by the closing price per share of our Common Stock reported on the New York Stock Exchange on December 31, 2016 ($19.45).

(3)	The number includes shares that relate to a September 2013 award of options to purchase 100,000 shares of Common Stock, made in accordance with Mr. Steib’s employment agreement, in conjunction with the commencement of his employment with the Company, the first 25% of which vested on July 1, 2014, and the remaining 75% of which vested or will vest in three equal annual installments beginning on July 1, 2015.
(4)	The number includes shares that relate to a September 2013 award of 125,000 shares, made in accordance with Mr. Steib’s employment agreement, in conjunction with the commencement of his employment with the Company, the first 25% of which vested on the first anniversary of the award date, and the remaining 75% of which vested or will vest in three equal annual installments on each subsequent anniversary of the award date.
(5)	The number includes shares that relate to a March 2016 award of 31,250 shares of performance-based restricted stock, of which 28,125 shares vested in 2017 and 3,125 were forfeited.
(6)	The number includes shares that relate to a November 2013 award of 125,000 shares, made in accordance with Ms. Munson’s offer letter, in conjunction with the commencement of her employment with the Company, the first 25% of which vested on the first anniversary of the award date and the remaining 75% of which vested or will vest in three equal annual installments on each subsequent anniversary of the award date.
(7)	Ms. Savilia served as our President of Local Marketplace until September 7, 2016 and ceased being a Company employee on December 31, 2016. Pursuant to Ms. Savilia’s Transition Agreement and due to Ms. Savilia’s ceasing to be a Company employee, 22,521 restricted stock awards and options to purchase 42,182 shares of restricted stock granted to Ms. Savilia were forfeited during our fiscal year 2016.
(8)	The number includes shares that relate to (i) a March 2013 award of 40,000 shares, the first 25% of which vested on the first anniversary of the award date, and the remaining 75% of which vested or will vest in three equal annual installments on each subsequent anniversary of the award date, and (ii) a March 2014 award of 25,000 shares, the first 25% of which vested on the first anniversary of the award date, and the remaining 75% of which vested or will vest in three equal annual installments on each subsequent anniversary of the award date.

Option Exercises and Stock Vested in 2016

The following table sets forth information concerning the number of shares acquired and the value realized by the NEOs as a result of restricted stock vesting in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Steib	—	—	82,721	1,366,822
Gillian Munson	—	—	43,056	793,355
Paul Bascobert	—	—	—	—
Nic Di Iorio	—	—	19,664	315,102
Kristin Savilia	—	—	24,995	399,849

(1)	Value realized on exercise is based on the market value of our Common Stock on the date of exercise (closing price) less the exercise price, multiplied by the number of shares underlying the exercised options.
(2)	Value realized on vesting is based on the market value of our Common Stock on the date of vesting (closing price), multiplied by the number of restricted shares.

Potential Payments upon Termination or Change-in-Control

As described above under the heading “Compensation Discussion and Analysis,” upon voluntary termination, termination for cause, death or disability, each of our NEOs would receive benefits available generally to all our employees. The tables below describe and quantify additional compensation that would have become payable to the NEOs in connection with an involuntary termination of their employment or a change-in-control of XO Group on December 31, 2016. Where applicable, the amounts payable assume a $19.45 fair value of our Common Stock (the closing price of our Common Stock on December 30, 2016, the last trading day in 2016).

Involuntary Termination

Name	Salary-Based Payments ($)	Health, Group Life Insurance and Related Benefits ($)	Total ($)
Michael Steib(1)	500,000(2)	11,027	511,027 (2)
Gillian Munson(1)	400,000	646	400,646
Paul Bascobert	400,000	2,247	402,247
Nic Di Iorio(1)	360,500	9,162	369,662
Kristin Savilia(3)	—	—	—

(1)	Severance consists of an amount equal to one year of base salary in the amount in effect at the time of termination payable in a lump sum at termination and receipt of all benefits (other than vesting of equity awards) during the one year period following termination.
(2)	The salary-based payment would alternatively be $1,000,000 (two years’ of base salary) and thus, the total amount would be $1,011,027 if Mr. Steib terminated his employment for good reason as a result of (i) a material diminution in his duties as set forth in his employment agreement, (ii) a breach of the provision of his employment agreement setting forth his general powers and duties of supervision and management of the Company’s business, or (iii) a change in XO Group’s reporting structure whereby any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.
(3)	Pursuant to Ms. Savilia’s Transition Agreement, as of December 31, 2016, Ms. Savilia’s employment with the Company was terminating and, therefore, she is not entitled to any involuntary termination benefits.

Change-In-Control

Name
	Accelerated Vesting(1)
	Stock Options ($)(2)	Restricted Stock ($)(3)	Total ($)
Michael Steib	5,131,766	2,875,118	8,006,884
Gillian Munson	2,431,172	1,489,870	3,921,042
Paul Bascobert	972,500	389,000	1,361,500
Nic Di Iorio	964,759	509,551	1,474,310
Kristin Savilia(4)	—	—	—

(1)	As described above under the heading “Compensation Discussion and Analysis,” certain unvested restricted stock and options would be subject to accelerated vesting if either the Company terminates the named executive officer’s employment without cause or the named executive officer resigns for good reason, in each case, upon the consummation of, or at any time following, a change-in-control of the Company, or the successor does not assume (or substitute replacement equity for) such equity grants following the consummation of the change-in-control. This includes (i) with respect to Mr. Steib and Ms. Munson, fifty percent (50%) of the unvested shares of time-vested restricted stock and options, as applicable, granted to such named executive officer in connection with their commencement of their employment with the Company in 2013, and (ii) one hundred percent (100%) of the unvested shares of the performance-vested restricted stock granted to Mr. Steib in 2016. This also includes all unvested restricted shares held by Ms. Savilia, and reflects modification in 2016 to awards granted to our named executive officers in 2015 to add or to replace then-existing change-in-control acceleration provisions with 100% “double-trigger” acceleration in connection with a change-in-control.
(2)	Amounts represent the excess of the market value of our Common Stock on December 31, 2016 over the exercise price of the options, as shown in the above “Outstanding Equity Awards at December 31, 2016” table in the “Option Exercise Price” column, multiplied by the number of shares underlying the options subject to accelerated vesting as described above and under the heading “Compensation Discussion and Analysis, on the assumption that either such named executive officer would be terminated in connection with the change-in-control or the successor would not assume (or substitute replacement equity for) such options following the consummation of the change-in-control.
(3)	Amounts represent the fair market value of our Common Stock on December 31, 2016 multiplied by the number of restricted shares subject to accelerated vesting upon a change-in-control, as described above and under the heading “Compensation Discussion and Analysis, on the assumption that either such named executive officer would be terminated in connection with the change-in-control or the successor would not assume (or substitute replacement equity for) such restricted shares following the consummation of the change-in-control.
(4)	Pursuant to Ms. Savilia’s Transition Agreement, as of December 31, 2016, Ms. Savilia’s employment with the Company was terminating and, therefore, she is not entitled to any change-in-control benefits.

Compensation of Directors for 2016

Our policies effective in 2016 for cash and equity compensation to our non-employee directors were as follows:

Initial Grant. Each non-employee director will receive a grant of 7,500 restricted shares of Common Stock upon initial appointment to the Board, which vest in three equal annual installments upon the director’s completion of each year of Board service over the three-year period measured from the grant date.

Annual Service Grant. Prior to May 2016, each non-employee director was also entitled to an annual service grant as follows: On the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve as a non-employee Board member will receive a grant of 2,500 restricted shares of Common Stock, and our Chairman of the Board and Lead Independent Director will each receive an additional 5,000 restricted shares of Common Stock (for a total of 7,500 restricted shares each), in each case, which vest upon the director’s completion of one year of Board service measured from the grant date.

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by our Compensation Committee. In making such recommendations, our Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendations align with the interests of our stockholders. As part of its compensation review, the Committee reviews the total compensation of our non-employee directors and each element of our director compensation program periodically. At the direction of the Committee, F.W. Cook analyzed the competitive position of the Company’s non-employee director compensation program against the peer group used for executive compensation purposes (see pages 44-45 for information about the peer group) and examined how each element of our director compensation program compares to members of the peer group. Total non-employee director compensation was targeted at the median of peer group total director compensation. F.W. Cook’s analysis in April 2016 reflected that overall compensation for the Company’s non-employee directors was below the peer group median. In addition, a review of the peer group compensation packages showed that annual equity grants based on a fixed dollar amount rather than a fixed number of shares is a best practice prevalent in the peer group. The Committee also determined that increasing the annual equity grant to the median of the peer group further aligns the interest of the non-employee directors with those of the stockholders and is therefore in the best interest of the stockholders, and that the proposed increase in annual grants to non-employee directors is well within the equity plan’s stockholder approved limit on such grants of 1% of the remaining equity pool.

As a result of this process, the Committee recommended, and our Board approved, a change to the non-employee directors’ annual service grant for fiscal 2016 in order to achieve an overall compensation structure in line with the median of the peer group. This change provided that on the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve in that capacity will receive a grant of restricted shares of Common Stock valued at $100,000, and our Chairman of the Board and Lead Independent Director will each receive an additional 5,000 restricted shares of Common Stock, in each case, which vest upon the director’s completion of one year of Board service measured from the grant date. The number of the restricted shares of Common Stock granted to the Company’s non-employee directors pursuant to the preceding sentence will be calculated based on the closing price of the Company’s Common Stock on the date of grant.

Annual Fee. Each non-employee director is paid an annual fee of $25,000 in quarterly installments paid in arrears.

Committee Service. In addition to the fee set forth above, the Chairperson of the Audit Committee is paid an annual fee of $10,000, and the Chairperson of each of the Compensation Committee and Nominating and Corporate Governance Committee is paid an annual fee of $5,000, as compensation for the additional responsibilities and duties of such positions. We also reimburse our directors for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

Except for the annual service grant described above, all elements of our director compensation program remained unchanged in 2016.

The following table sets forth information concerning the compensation for our non-employee directors for 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David Liu	25,000	181,299	206,299
Charles Baker	40,000	99,999	139,999
Diane Irvine	39,563	99,999	139,562
Barbara Messing	29,769	99,999	129,768
Peter Sachse	25,000	99,999	124,999
Elizabeth Schimel	25,000	99,999	124,999
Michael Zeisser	26,760	181,299	208,059

(1)	Amounts represent annual fees and the reimbursement for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board
(2)	Amounts represent the aggregate grant date fair value of service-based restricted stock awards computed in accordance with ASC Topic 718, and in accordance with SEC rules. At December 31, 2016, the number of unvested restricted shares of Common Stock outstanding with respect to such grants was: Mr. Liu, 11,150; Mr. Baker, 6,150; Ms. Irvine, 6,150; Ms. Messing, 6,150; Mr. Sachse, 6,150; Ms. Schimel, 6,150; and Mr. Zeisser, 11,150.

Stock Ownership Guidelines

In August of 2014, the Board adopted the following minimum stock ownership guidelines applicable for our directors. In May 2016, the Board amended the minimum stock ownership guidelines applicable for our directors to increase the number of shares to be held by each director as follows:

Each of our directors is required to own 10,000 shares of Common Stock by August 2017 or three years following the date of his or her appointment to the Board, whichever is later, and maintain such number of shares for the remainder of his or her directorship. In addition, each director will be required to own an additional 5,000 shares of Common Stock (an aggregate of 15,000 shares of Common Stock) by May 2019 or three years following the date of his or her appointment to the Board, whichever is later, and maintain such number of shares for the remainder of his or her directorship.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2016 were as follows: Ms. Irvine and Ms. Messing.

During 2016:

●     none of the members of the Compensation Committee was an officer (or former officer) or employee of XO Group or any of its subsidiaries;

●     none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which XO Group was a participant and the amount involved exceeded $120,000;

●     none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

●     none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

●     none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

On an ongoing basis, the Audit Committee is required by its charter to review all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NYSE rules), if any, for potential conflicts of interest, and all such transactions must be approved by the Audit Committee. Set forth below is summary information concerning the relationships and transactions that were reviewed and approved by the Audit Committee on February 21, 2017. The policies and procedures with respect to such review are not in writing other than the requirement for such review pursuant to the Audit Committee charter. As stated in the charter, the Audit Committee believes that its policies and procedures with respect to such review should remain flexible in order to best react to changing conditions and circumstances.

Macy’s, Inc.

Peter Sachse served as one of our directors from October 2006 through April 2007, and as an observer on our Board from April 2007 to February 2010. In February 2010, Mr. Sachse was again appointed as a director and currently serves in that role. In August 2014, Mr. Sachse joined the Audit Committee of our Board. Mr. Sachse had been employed by Macy’s, Inc. until January 30, 2017.

For the year ended December 31, 2016, our consolidated revenues from Macy’s, Inc. were approximately $5.8 million.

Carley Roney Brand Ambassador Agreement

Under a letter agreement, dated December 16, 2014 (the “letter agreement”), between the Company and our former Chief Content Officer and cofounder, Carley Roney, the wife of David Liu, our Chairman of the Board, the Company agreed, among other things, to reimburse Ms. Roney for her continued medical insurance monthly premiums for up to twenty-four months following the date of her separation from being a Company employee. In addition, Ms. Roney also agreed that the Name and Likeness Licensing Agreement previously entered into (and amended) by the letter agreement (the “licensing agreement”) will continue in effect, but also be amended to add Ms. Roney’s agreement to serve as the non-employee Brand Ambassador of the Company and in other advisory capacities. As amended, the licensing agreement also provides that: (x) Ms. Roney will serve as Brand Ambassador, with such duties as may be reasonably requested by the Company, including making at least 12 appearances per year for the benefit of the Company and performing such other similar duties, for an initial term of two years, subject to annual extensions by the Company; (y) the annual fee being paid to Ms. Roney, which effective January 1, 2015 will be $100,000, will be compensation for all duties Ms. Roney will be performing as Brand Ambassador; and (y) for so long as Ms. Roney continues to serve as Brand Ambassador, she will continue to vest, on the same service-vesting schedule, in the 37,500 shares of her restricted Common Stock that otherwise would have become vested through March 6, 2017, if she had continued as an employee of the Company. If the Company terminates Ms. Roney’s services as Brand Ambassador other than, generally, due to her material breach of the amended licensing agreement, she will continue to receive payment of the annual fee until the end of, and become immediately vested in any then outstanding shares of restricted Common Stock that would have become vested during, the applicable term of the agreement (i.e., either the initial two-year term or the one-year renewal term). If Ms. Roney terminates her services as Brand Ambassador, all payments otherwise due to her will cease. In fiscal year 2016, we paid Ms. Roney a total of $150,000 consisting of $100,000 plus $50,000 that accrued from fiscal year 2015.

Related Party Employment

We employed Christopher Steib, the brother of Michael Steib, our chief executive officer, in a non-executive position. In fiscal year 2016, we paid Mr. Christopher Steib a total of $198,413, consisting of $187,315 in base salary, $8,500 as a cash bonus, which cash bonus was earned in fiscal 2015 and paid in fiscal year 2016, and participation in the Company’s standard employee benefits program. In March 2016, our Compensation Committee approved restricted stock grants to Mr. Christopher Steib totaling 7,923 shares of Common Stock. In January 2017, Mr. Christopher Steib transitioned from the Company, and in reward for his successful achievement of goals and smooth transition, was paid a cash lump sum of $59,000. In connection with the transition, Mr. Christopher Steib forfeited his unvested equity and executed a release in favor of the Company.

Indemnification of our Officers and Directors

Our Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (1) any breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

PROPOSAL FIVE — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote every six years to determine how often to present the advisory stockholder vote to approve the compensation of our named executive officers. We must solicit your advisory vote on whether to have the say-on-pay vote every one, two or three years. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote as to the appropriate frequency for the say-on-pay vote. Stockholders may vote as to whether the say-on-pay vote should occur every one, two or three years, or may abstain from voting on the matter.

You are being asked to consider the following resolution and indicate, with your vote, whether advisory resolutions with respect to executive compensation should be presented to the stockholders every one, two or three years.

RESOLVED, that the stockholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

The Board is in favor of presenting the advisory resolution with respect to executive compensation every year. Our stockholders voted on this proposal in 2011 with the majority voting to hold the say-on-pay vote every year. As a result of the 2011 say-on-frequency vote, we have submitted the say-on-pay proposal to our stockholders annually and, at this time, recommend continuing that practice. The Compensation Committee evaluates the compensation of our named executive officers each year in order to provide appropriate incentives designed to reward performance that promotes long-term stockholder value and to encourage retention of the executive officers. Seeking annual input from our stockholders corresponds to the annual evaluation of compensation undertaken by the Compensation Committee.

For this reason, the Board recommends a vote “FOR” the holding of advisory votes on executive compensation every ONE year.

Vote on this Proposal

In voting on this resolution, you should mark your proxy for one, two or three based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

Although the vote is non-binding, the Board and the Compensation Committee value the views expressed by our stockholders with respect to their votes on the say-on-frequency proposal and will review the voting results in connection with their ongoing evaluation of stockholder approval of the Company’s executive compensation and evaluation of future say-on-frequency votes. Notwithstanding the Board’s recommendation in this proposal and the ultimate outcome of the stockholder vote, we may conduct advisory votes on a more or less frequent basis than decided by our stockholders. Broker non-votes (as described under “Voting” beginning on page 3) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

Recommendation of the Board

The Board recommends a vote “FOR” advisory approval of the holding of future advisory votes on executive compensation every ONE year.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 3, 2017, by:

●	each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock;

●	each of our “Named Executive Officers,” who are the executive officers named in the “Summary Compensation Table” of this Proxy Statement;

●	each of our directors and director nominees; and

●	all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 3, 2017 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares of Common Stock beneficially owned by such person or group by the sum of the 26,153,130 shares of Common Stock outstanding on April 3, 2017 plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 3, 2017. Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. All shares of restricted Common Stock may be voted by a holder, whether or not vested.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding

5% Stockholders
BlackRock, Inc.(1)	2,989,864	11.4%
Renaissance Technologies LLC(2)	1,444,300	5.5%

Named Executive Officers and Directors
David Liu(3)	778,174	3.0%
Michael Steib(4)	446,407	1.7%
Gillian Munson(5)	199,797	*
Nic Di Iorio(6)	186,137	*
Paul Bascobert(7)	33,675	*
Kristin Savilia(8)	—	*
Charles Baker	44,650	*
Diane Irvine(9)	16,150	*
Barbara Messing(10)	20,650	*
Peter Sachse	18,650	*
Elizabeth Schimel	21,150	*
Michael Zeisser	36,150	*
All Directors and Executive Officers as a group (11 persons)(11)	1,801,590	6.8%

*	Less than 1%.

(1)	Based solely on our review of a Schedule 13G/A filed with the SEC on January 17, 2017 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has the sole power to vote 2,931,512 shares and the sole power to dispose of 2,989,864 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(2)	Based solely on our review of a Schedule 13G filed with the SEC on February 14, 2017 by Renaissance Technologies LLC. The Schedule 13G states that Renaissance Technologies LLC has the sole power to vote 1,444,300 shares and the sole power to dispose of 1,444,300 shares. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

(3)	Includes 26,253 shares that are owned of record by GRATs over which Mr. Liu has indirect beneficial ownership, 235,858 shares that are owned of record by Mr. Liu’s wife, and 33,591 shares that are owned of record by GRATs over which Mr. Liu’s wife has indirect beneficial ownership.

(4)	Includes 136,061 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 163,200 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.

(5)	Includes 85,493 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 49,055 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.

(6)	Includes 24,665 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 22,371 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.

(7)	Includes 33,675 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(8)	Based solely on information provided by Ms. Savilia on March 10, 2017. Pursuant to Ms. Savilia’s Transition Agreement and due to Ms. Savilia’s ceasing to be a Company employee on December 31, 2016, 22,521 restricted stock awards and options to purchase 42,182 shares of restricted stock granted to Ms. Savilia were forfeited during our fiscal year 2016.

(9)	Includes 2,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(10)	Includes 2,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.

(12)	Does not include Ms. Savilia due to Ms. Savilia ceasing to be a Company employee on December 31, 2016. Includes 284,894 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 234,626 shares of Common Stock issuable upon exercise of options that are presently exercisable or exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of (1) the copies of such reports furnished to us and (2) the written representations received from one or more of such reporting persons or entities that no annual Form 5 reports were required to be filed by them for 2016, we believe that, during 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied in a timely manner, except that an underreporting of Ms. Savilia’s total amount of shares beneficially owned by 3,634 shares due to a previous error in calculating tax withholdings was corrected on March 8, 2016, an overreporting of Mr. Steib’s total amount of shares beneficially owned by 165 shares due to a previous error in calculating tax withholdings was corrected on July 6, 2016, and Mr. Liu’s sale of 3,300 shares of the Company’s common stock pursuant to a 10b5-1 plan was reported on July 18, 2016.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2018 must be received by us no later than December 14, 2017, if such proposals are to be included in the Proxy Statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, under our Bylaws, any proposal for consideration at our Annual Meeting of Stockholders to be held in 2018 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by XO Group’s Secretary at our principal executive offices between the close of business on January 25, 2018 and the close of business on February 24, 2018, and is otherwise in compliance with the requirements set forth in our Bylaws, which can be accessed in the “Investor Relations—Corporate Governance” section of our corporate website at www.xogroupinc.com.

ANNUAL REPORT

We filed an Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on March 13, 2017. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007. The Annual Report is also available through our corporate website at www.xogroupinc.com. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007, or calls (212) 219-8555 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007, or call (212) 219-8555 with such a request.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporate such information by reference into a previous or future filing, or specifically request that such information be treated as soliciting material, in each case under those statutes. Our website address provided in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying Proxy.

YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET; TELEPHONE; BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD IF YOU RECEIVE YOUR PROXY MATERIALS BY U.S. MAIL; OR BY ATTENDING OUR ANNUAL MEETING IN PERSON ON MAY 25, 2017.

APPENDIX A

NON-GAAP RECONCILIATION

Free cash flow, Adjusted EBITDA, EBITDA, Revenue as adjusted, and EBITDA as adjusted are non-GAAP financial measures that exclude certain items. A reconciliation of such non-GAAP financial measures is provided below.

Free cash flow represents GAAP net cash provided by operations, less capital expenditures.

Adjusted net income represents GAAP net income (loss), adjusted for items that impact comparability for incremental or unusual costs incurred in the current period, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) non-recurring foreign taxes, interest and penalties, (4) costs related to exit activities and (5) discrete tax items.

Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense (benefit), (2) depreciation and amortization, (3) stock-based compensation expense, (4) asset impairment charges, (5) loss in equity interests, (6) interest and other income (expense), net, and (7) other items affecting comparability during the period.

EBITDA is a non-GAAP measure that represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense (benefit), (2) depreciation and amortization, and (3) interest and other income (expense), net.

For purposes of our compensation plans:

Revenue as adjusted and EBITDA as adjusted exclude the impact of any acquisitions, investments or divestitures which require the Company to apply a relevant FASB Accounting Standards Codification (“ASC”), based upon approved projections and in conformity with the provisions of such ASC, or alternatively may be adjusted and/or pro-rated by the Committee for such events to the extent consistent with Code Section 162(m).

The tables below provide reconciliations between the non-GAAP financial measures discussed above to the comparable U.S. GAAP measures (in thousands, except for per share data):

Free Cash Flow Reconciliation For the Year Ended December 31, 2016

Net cash provided by operating activities	$27,390
Less: Capital expenditures	(4,297)
Free cash flow	$23,093

	Year Ended
	2016				2015
	GAAP Actual	Adjustments		Non GAAP Results	GAAP Actual	Adjustments		Non GAAP Results
Adjusted Net Income Reconciliation
Revenue	152,116	—		152,116	141,644	—		141,644
Cost of Revenues	9,754	—		9,754	10,387	—		10,387
Operating Expenses		—
Product & Content Development	44,668	—		44,668	40,351	(11)	a	40,340
Sales & Marketing	49,772	—		49,772	43,420	(265)	a	43,155
General & Administrative	23,666	—		23,666	24,440	(158)	a	24,282
Depreciation & Amortization	6,372	—		6,372	5,544	—		5,544
Impairments	18	—		18	266	(266)	b	—
Total Operating Expenses	124,496	—		124,496	114,021	(700)		113,321

Operating Income	17,866	—		17,866	17,236	700		17,936

Interest & Other Income/(Loss), Net	146	—		146	(4,023)	4,000	c	(23)
Gain/(Loss) in Equity Interest	(328)	—		(328)	520	(765)	d	(245)
Provision for Taxes on Income	5,564	1,423	f	6,987	8,269	(1,202)	e	7,067
Net Profit/(Loss)	12,120	(1,423)		10,697	5,464	5,137		10,601
Adjusted EBITDA Reconciliation
Operating Income	17,866	—		17,866	17,236	700		17,936
Depreciation & Amortization g	6,372	—		6,372	5,544	—		5,544
Stock Based Compensation h	8,359	—		8,359	5,992	—		5,992
Adjusted EBITDA	32,597	—		32,597	28,772	700		29,472

a.To eliminate costs associated with the exit of our merchandising operations, including (i) severance of approximately $0.2 million recorded in general and administrative and (ii) rent acceleration and other closure costs of $0.2 million recorded in sales and marketing.

b.To eliminate impairment charges included in Asset Impairment Charges.

c.To eliminate Touch Media impairment expense, included in Interest and other income (expense), net.

d.To eliminate a gain on our existing equity method investment in GigMasters, included in Gain (Loss) in Equity Interests.

e.To adjust income tax expense to our effective tax rate, excluding discrete items, of 40.0% for the year ended December 31, 2015,

f.To eliminate discrete items, including a one-time tax benefit associated with the resolution of an uncertain tax position for a former subsidiary in the 2016 period, as well as a one-time benefit associated with a foreign tax incentive deduction in the 2016 period.

g.To eliminate depreciation and amortization expense.

h.To eliminate stock-based compensation expense.

For purposes of our compensation plans:

Revenue as adjusted and EBITDA as adjusted Reconciliation

For the Year Ended December 31, 2016

	(in thousands)		(in thousands)
Net income	10,697	Revenue	152,116
Provision for income taxes	6,987	Adjustments:
Interest and other expense (income), net	(146)	Acquisition and other adjustments	(2,058)
Depreciation and amortization	6,372
EBITDA	23,910	Revenue as adjusted for compensation plans	150,058

Adjustments:
Stock-based compensation expense	8,359
Loss in equity interests	328
Total adjustments	8,687

Adjusted EBITDA, as reported	32,597

Stock-based compensation expense	8,359
Acquisition and other adjustments	(270)
Total compensation-based adjustments	8,089
EBITDA as adjusted for compensation plans	24,508

TSR Calculations
	Close Price Dec-31-2013	Close Price Dec-31-2014	Close Price Dec-31-2015	Close Price Dec-30-2016
NYSE: XOXO	$14.86	$18.21	$16.06	$19.45
year-over-year % change	n/a	22.5%	-11.8%	21.1%

Dividends	—	—	—	—

3 Year Annualized TSR				9.4%

3 Year Annualized TSR calculated using the geometric mean for XO Group Inc. Common Stock return over the following 3- year calculation time period: End Point: Last Trading day of most recent Fiscal-Year-End month (December 30, 2016); Starting Point: Last Trading day of 36th month prior to most recent Fiscal-Year-End month (December 31, 2013).

APPENDIX B

XO GROUP INC.

2017 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this 2017 Stock Incentive Plan (the “Plan”) of XO Group Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. The Plan is an amendment and restatement of the XO Group Inc. 2009 Stock Incentive Plan, as amended, as described in Section 11(c) of the Plan. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion (such parent or subsidiary corporations and other business ventures, an “Affiliate”).

2. Eligibility

All of the Company’s employees, officers, and directors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), restricted stock units (“RSUs”) and other stock-and cash-based awards (each, an “Award”) under the Plan, as determined by the Board in its sole discretion. Consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 (or any successor form)) are also eligible to be granted Awards, as determined by the Board in its sole discretion. Each person who is granted an Award under the Plan is deemed a “Participant.”

3. Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards in its sole discretion and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan and perform all acts as it shall, from time to time, deem advisable, and to otherwise supervise the administration of the Plan. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan in its sole discretion. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions, interpretations or other actions made or taken by or at the direction of the Company or the Board arising out of or in connection with the Plan shall be within the sole and absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law and applicable stock exchange rules, the Board may delegate to one or more officers of the Company the power to grant any Awards under the Plan to employees or officers of the Company or any of its Affiliates and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares; Maximum Aggregate Share Limit. Subject to adjustment under Section 9, Awards may be made under the Plan for a maximum aggregate number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), that is equal to the sum of:

(A)	7,400,000 shares of Common Stock; plus

(B)	such additional number of shares of Common Stock (up to 4,829,344 shares) as is equal to the sum of (x) the number of shares of Common Stock that were reserved for issuance under the Company’s 1999 Stock Incentive Plan, Amended and Restated as of March 27, 2001 (the “Prior Plan”) that remained available for grant under the Prior Plan as of the date of stockholder approval of the Amended 2009 Plan (as defined under Section 11(c) of the Plan) and (y) the number of shares of Common Stock subject to awards granted under the Prior Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code).

Any or all of which Awards under the Plan may be in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. The following shall apply for purposes of counting the number of shares of Common Stock available under the maximum aggregate share limit for the grant of Awards under the Plan. All shares of Common Stock that are subject to Awards of Restricted Stock, RSUs or Other Stock-Based Awards (as hereinafter defined) that are not Appreciation Awards (as hereinafter defined) shall be counted against the maximum aggregate share limit as two shares for every share granted. Awards of Options (as hereinafter defined), SARs and Other Stock-Based Awards that are Appreciation Awards shall be counted against the maximum aggregate share limit as one share for every share granted, provided, however, that a SAR that may be settled only in cash shall not be so counted. All references in the Plan to an “Appreciation Award” shall mean any Award under the Plan of any Other Stock-Based Award that is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value (as hereinafter defined) of the Common Stock on the date such Other Stock-Based Award is granted. Subject to the limitations on the recycling of shares of Common Stock set forth in Section 4(a)(2), if any Award granted under the Plan expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; provided, further, in the case of an Independent SAR, the full number of shares subject to any stock-settled SAR shall be counted against the maximum aggregate share limit available under the Plan and against the sublimits listed in the first clause of this Section in proportion to the portion of the SAR actually exercised regardless of the number of shares actually used to settle such SAR upon exercise; and provided, further, if shares of Common Stock that are subject to Awards of Restricted Stock, RSUs or an Other Stock-Based Awards that are not Appreciation Awards are forfeited for any reason in whole or in part as provided above, two shares of Common Stock shall again become available for every share granted (and subsequently forfeited) for the purposes of the maximum aggregate share limit under the Plan. Notwithstanding anything herein to the contrary, shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be five hundred thousand (500,000) per calendar year provided, however, that for the calendar year in which such person first commences services to the Company, the limit shall be increased to one million (1,000,000) shares of Common Stock. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 1% of the maximum number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price per share of Common Stock subject to an Option shall be not less than 100% of the Fair Market Value (as defined below) of a share of Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price per share of Common Stock subject to an Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on such future date, provided, however, that if an Incentive Stock Option is granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the Code (a “Ten Percent Shareholder”) the exercise price per share of Common Stock subject to an Option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant. “Fair Market Value” for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date the closing price reported for the Common Stock on the applicable date (i) as reported by the principal national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which Common Stock was reported or quoted; provided that, to the extent consistent with the requirements of Section 422 or 409A of the Code, as applicable, the Board may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange on which the Common Stock is listed or traded. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Board or, if not a day on which the applicable market is open, the next day that it is open.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years; provided, further, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as prohibited by law or as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board (which shall be on a full or partial recourse basis as determined by the Board and bear a reasonable rate of interest), or (ii) payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option. Any cash buyout of an Appreciation Award by the Company shall be prohibited under the Plan whenever the per share exercise price or measurement price of any such Award is equal to or more than the Fair Market Value of a share of Common Stock.

6. Stock Appreciation Rights

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs.  A SAR that is not expressly granted in tandem with an Option (an “Independent SAR”) will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price per share of Common Stock subject to a SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the SAR is granted; provided that if the Board approves the grant of a SAR with a measurement price of a share of Common Stock to be determined on a future date, the measurement price per share of Common Stock subject to a SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on such future date.

(d) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board.

(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7. Restricted Stock; Restricted Stock Units

(a) General. The Board may grant Awards of Restricted Stock, which entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards of RSUs, which entitle the recipient to receive shares of Common Stock or cash to be delivered at or following the time such Award vests (Restricted Stock and RSUs are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Restricted Stock Awards that vest solely based on the passage of time shall be zero percent vested prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant), no more than one-third vested prior to the second anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the second annual meeting held after the date of grant), and no more than two-thirds vested prior to the third anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the third annual meeting held after the date of grant); provided, however, that Restricted Stock Awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the one-year anniversary of the date of grant of such Awards (or, if earlier, the next annual meeting after the date of grant). Restricted Stock Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant). The two foregoing sentences shall not apply to (1) Performance Awards granted pursuant to Section 10(i) or (2) Restricted Stock Awards granted, in the aggregate, for up to 10% of the maximum number of authorized shares set forth in Section 4(a)(1). Notwithstanding any other provision of this Plan (other than Section 10(i), if applicable), the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death, disability or retirement of the Participant; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends and dividends or distributions paid in shares, cash or other property, except that any such dividends or distributions shall be subject to the same vesting conditions, restrictions on transferability and forfeitability and other such restrictions applicable to the shares of underlying Restricted Stock with respect to which they are paid. No interest or earnings shall accrue on a dividend or distribution, unless otherwise provided by the Board. Each vested dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock, unless otherwise provided by the Board in the applicable Award agreement.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that is intended to comply with Code Section 409A.

(2) Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”); except that any such Dividend Equivalents shall be subject to the same vesting conditions, restrictions on transfer and forfeitability and other such restrictions applicable to the underlying Restricted Stock Unit with respect to which they are paid.

8. Other Stock-Based and Cash-Based Awards

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”). Other Stock-Based Awards and Cash-Based Awards may be designed as Performance Awards (as hereinafter defined) in order to comply with the exception for “performance-based compensation” under Section 162(m) of the Code in accordance with Section 10(i).

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Awards, including any purchase price applicable thereto.

9. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b) and the minimum vesting provisions in Section 7(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1)          Definition of Reorganization Events for Post and Pre-Restatement Date Awards.

(A)          A “Reorganization Event” shall mean with respect to Awards granted on or after the Restatement Date (as defined in Section 11(c) hereof):

(i) the consummation of any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the consummation of any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transactions (other than to any trustee or fiduciary holding securities under any employee benefit plan of the Company or an affiliate, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion of their ownership of Common Stock of the Company;

(iii) during any period of 12 consecutive months (the “Board Measurement Period”), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described herein) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (the “Required Approval”) of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iv) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or

(v) approval by the stockholders of the Company of any liquidation or dissolution of the Company.

(B)           A “Reorganization Event” shall mean with respect to Awards granted prior to the Restatement Date: (i) the consummation of any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled; (ii) the consummation of any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transactions; or (iii) approval by the stockholders of the Company of any liquidation or dissolution of the Company.

(C)           Notwithstanding Sections 9(b)(1)(A) and (B) hereof, the foregoing, if any portion of any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Covered Award”) and payment under such Award shall be made in connection with a Reorganization Event, a Reorganization Event shall not be deemed to occur for purposes of any payments or distributions under such Award unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, provided that the Board may not provide that outstanding Awards become automatically vested upon such Reorganization Event unless the Awards are not assumed or substituted by the acquiring or succeeding corporation (or an affiliate thereof), (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise or measurement price does not exceed the Acquisition Price) over (B) the aggregate exercise or measurement price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (including the termination of such Awards if the Acquisition Price is less than the exercise or measurement price of any such Award without any payment to the Participant), (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings), and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

(4) Rights and Powers. The existence of the Plan and the Awards shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or its affiliates, any sale or transfer of all or part of its assets or business or any corporate act or proceeding.

10. General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly. A Participant’s receipt of an Award does not entitle the Participant to any other Award under the Plan.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value as determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until all conditions of the Award have been met or removed to the satisfaction of the Company and until, in the opinion of Company’s counsel, all other legal matters in connection with the issuance and delivery of shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and that such sale or delivery will not result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction. Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or SAR with respect to such shares shall be suspended until such listing has been effected. Upon termination of any period of suspension under this Section 10(g), any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option or SAR. A Participant shall be required to execute and deliver to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

(h) Acceleration. Except as otherwise provided in Sections 7(b) and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant. Performance Awards also include Cash-Based Awards and can provide for cash payments of up to $1,000,000 per calendar year per individual.

(2) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on capital sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total shareholder return, achievement of strategic initiatives (including projects, acquisitions or dispositions), organizational development, enterprise value or value creation targets, reduction of, or limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, or reduction of, or limiting the level of increase in all or a portion of controllable expenses or costs or other expenses or costs. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) special, unusual or nonrecurring items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, region, division, line of business, affiliate, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; (iii) may be measured on a pre-tax or after-tax basis; and (iv) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures (including subjective factors) as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares of Common Stock payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11. Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan was originally adopted as the XO Group Inc. 2009 Stock Incentive Plan by the Board in March 2009 and approved by the Company’s stockholders in May 2009. In April 2014, the Board approved an amendment and restatement of the 2009 Stock Incentive Plan (the “Amended 2009 Plan”), subject to the approval of the Company’s stockholders which was obtained in May 2014. On March 31, 2017, the Board approved the amendment and restatement of the Amended 2009 Plan, renaming the Plan the XO Group Inc. 2017 Stock Incentive Plan and extending the term until March 31, 2027 (the “Plan Term”), effective upon and subject to the approval of the Company’s stockholders (the date of such approval, the “Restatement Date”). No Award (other than an Option) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the first meeting of the Company’s stockholders that occurs in the fifth year following the year of stockholder approval of the Plan unless the Performance Goals set forth in Section 10(i)(3) of the Plan are re-approved (or other designated performance goals are approved) by the stockholders. No Awards shall be granted under the Plan after the expiration of the Plan Term, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the New York Stock Exchange (“NYSE”) may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of NYSE “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award that issues shares of Common Stock on the date of grant shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

(f) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g) Non U.S. Employees. Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

(h) Compliance with Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of an Award granted under the Plan, Awards made under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if an Award is a 409A Covered Award and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A as discussed below), or (ii) the date of the Participant’s death (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. A termination of employment shall not be deemed to have occurred for purposes of any provision of a 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Whenever a payment under a 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

(i) Other Benefits. No Award granted or paid under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, except to the extent expressly set forth in any such retirement or other benefit plan.

(j) Limitations on Liability. Notwithstanding any other provisions of the Plan, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees), liability (including any sum paid in settlement of a claim with the Board’s approval), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(k) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[End of text.]

XO GROUP INC. 195 BROADWAY, 25TH FLOOR NEW YORK, NY 10007

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:
1.	Election of Directors	☐	☐	☐

Nominees

01	David Liu	02 Elizabeth Schimel

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain	The Board of Directors recommends you vote FOR 1 YEAR on proposal 5.	1 year	2 years	3 years	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐	5. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

3.	An amendment and restatement of the Company’s 2009 Stock Incentive Plan, as amended (renamed the 2017 Stock Incentive plan), among other things, to increase the number of authorized shares.	☐	☐	☐	NOTE: Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

4.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

XO GROUP INC.
Annual Meeting of Stockholders
May 25, 2017 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Steib and Gillian Munson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of XO GROUP INC. that the stockholder(s) is/ are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, EDT on 5/25/2017, at the Offices of Proskauer Rose LLP, Eleven Times Square, New York, NY 10036 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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